Exhibit 10.2

CREDIT AGREEMENT

Dated as of October 31, 2013

among

FIRST CHOICE ER, LLC,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors,

FIFTH STREET FINANCE CORP.,

as Administrative Agent and L/C Arranger,

and

THE OTHER LENDERS PARTY HERETO

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4.04	Certain Additional Waivers	61
4.05	Remedies	61
4.06	Rights of Contribution	62
4.07	Guarantee of Payment; Continuing Guarantee	62
4.08	Keepwell	62

ARTICLE V	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	62
5.01	Conditions of Effectiveness	62
5.02	Conditions to all Credit Extensions	65
5.03	Conditions to Extension of Delayed Draw Term Loans	66

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	67
6.01	Existence, Qualification and Power	67
6.02	Authorization; No Contravention	68
6.03	Governmental Authorization; Other Consents	68
6.04	Binding Effect	68
6.05	Financial Statements; No Material Adverse Effect	68
6.06	Litigation	69
6.07	No Default	69
6.08	Ownership of Property; Liens	69
6.09	Environmental Compliance	70
6.10	Insurance	71
6.11	Taxes	71
6.12	ERISA Compliance	71
6.13	Subsidiaries	72
6.14	Margin Regulations; Investment Company Act	72
6.15	Disclosure	72
6.16	Compliance with Laws	73
6.17	Intellectual Property; Licenses, Etc.	73
6.18	Solvency	74
6.19	Perfection of Security Interests in the Collateral	74
6.20	Business Locations; Taxpayer Identification Number	74
6.21	Reimbursement from Medical Reimbursement Programs	74
6.22	Licensing and Accreditation	74
6.23	OFAC	75
6.24	Casualty, etc.	75

ARTICLE VII	AFFIRMATIVE COVENANTS	75
7.01	Financial Statements	75
7.02	Certificates; Other Information	77
7.03	Notices	79
7.04	Payment of Taxes	79

7.05	Preservation of Existence, Etc.	80
7.06	Maintenance of Properties	80
7.07	Maintenance of Insurance	80
7.08	Compliance with Laws	80
7.09	Books and Records	81
7.10	Inspection Rights	81
7.11	Use of Proceeds	82
7.12	Holdings, Additional Subsidiaries and non-Immaterial Subsidiaries	82
7.13	Pledged Assets	83
7.14	Government Receivables Accounts	83
7.15	Cash Collateral Accounts	84
7.16	Reserved	84
7.17	Interest Rate Protection Agreements	84
7.18	Sterling Equity Reserve	84
7.19	Compliance with Environmental Laws	84
7.20	Preparation of Environmental Reports	85
7.21	Further Assurances	85
7.22	Compliance with Terms of Leaseholds	85
7.23	Material Contracts	86
7.24	Conference Calls	86
7.25	Post-Closing Covenants	86

ARTICLE VIII	NEGATIVE COVENANTS	87
8.01	Liens	87
8.02	Investments	88
8.03	Indebtedness	89
8.04	Fundamental Changes	91
8.05	Dispositions	91
8.06	Restricted Payments	92
8.07	Change in Nature of Business	92
8.08	Transactions with Affiliates; Management Fees	92
8.09	Burdensome Agreements	93
8.10	Use of Proceeds	93
8.11	Financial Covenants	93
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	94
8.13	Ownership of Subsidiaries	95
8.14	Sale Leasebacks	95
8.15	Sanctions	95
8.16	MPT Documents and Transactions	95
8.17	Permitted Activities of Holdings	96

ARTICLE IX	EVENTS OF DEFAULT AND REMEDIES	97
9.01	Events of Default	97
9.02	Remedies Upon Event of Default	100
9.03	Application of Funds	100
9.04	Right to Cure Financial Covenant Defaults	101

ARTICLE X	ADMINISTRATIVE AGENT	102
10.01	Appointment and Authority	102
10.02	Rights as a Lender	102
10.03	Exculpatory Provisions	103
10.04	Reliance by Administrative Agent	104
10.05	Delegation of Duties	104
10.06	Resignation of Administrative Agent	104
10.07	Non-Reliance on Administrative Agent and Other Lenders	105
10.08	No Other Duties; Etc.	105
10.09	Administrative Agent May File Proofs of Claim	105
10.10	Collateral and Guaranty Matters	106
10.11	Secured Cash Management Agreements and Secured Hedge Agreements	107

ARTICLE XI	MISCELLANEOUS	107
11.01	Amendments, Etc.	107
11.02	Notices; Effectiveness; Electronic Communications	109
11.03	No Waiver; Cumulative Remedies; Enforcement	111
11.04	Expenses; Indemnity; Damage Waiver	111
11.05	Payments Set Aside	113
11.06	Successors and Assigns	114
11.07	Treatment of Certain Information; Confidentiality	118
11.08	Right of Setoff	118
11.09	Interest Rate Limitation	119
11.10	Counterparts; Integration; Effectiveness	120
11.11	Survival of Representations and Warranties	120
11.12	Severability	120
11.13	Replacement of Lenders	121
11.14	Governing Law; Jurisdiction; Etc.	121
11.15	Waiver of Jury Trial	122
11.16	No Advisory or Fiduciary Responsibility	122
11.17	Electronic Execution of Assignments and Certain Other Documents	123
11.18	Reserved	123
11.19	Exclusion from Representations and Warranties and Covenants	123
11.20	USA PATRIOT Act	124
11.21	Notice of Final Agreement	124

SCHEDULES

1.01A	Competitors
1.01B	Certain Add-backs to Consolidated EBITDA
2.01	Commitments and Applicable Percentages
6.05(b)	GAAP Exceptions
6.13	Subsidiaries
6.17	IP Rights
6.20-1	Locations of Real Property
6.20-2	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20-3	Changes in Legal Name, State of Formation and Structure\
7.23	Material Contracts
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	[Reserved]
C	Form of Note
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F-1	Form of Assignment and Assumption
F-2	Form of Administrative Questionnaire
G	Forms of U.S. Tax Compliance Certificates
H	Form of Perfection Certificate
I	Form of Closing Date Certificate
J	Form of Subordinated Intercompany Note

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 31, 2013 among, FIRST CHOICE ER, LLC, a Texas limited liability company (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and FIFTH STREET FINANCE CORP. (“FSFC”), as Administrative Agent and L/C Arranger.

The Borrower has requested that the Lenders provide $250,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Acquisition Consideration” means, with respect to any Acquisition, the aggregate cash and non-cash consideration for such Acquisition. The “Acquisition Consideration” for any Acquisition expressly includes Indebtedness assumed in such Acquisition and the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including earn-out payments) incurred in connection with such Acquisition. The “Acquisition Consideration” for any Acquisition expressly excludes Equity Interests of the Borrower issued directly to the seller as consideration for such Acquisition and any proceeds of an Excluded Equity Issuance used to finance all or part of such Acquisition.

“Administrative Agent” means Fifth Street in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affiliate” means, as with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is TEN MILLION DOLLARS ($10,000,000).

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time subject to adjustment as provided in Section 2.15; and (c) with respect to such Lender’s unused Delayed Draw Term Loan Commitment at any time, the percentage (carried out to the ninth decimal place) of the unused Delayed Draw Term Loan Commitments represented by such Lender’s unused Delayed Draw Term Loan Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Delayed Draw Term Loans has been terminated pursuant to Section 9.02 or if the Delayed Draw Term Loan Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Applicable Rate” means (a) with respect to LIBOR Rate Loans, 7.50% and (b) with respect to Base Rate Loans, 6.50%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation (other than such a transaction directly and solely related to any MPT Facility), the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, as mutually agreed by the Administrative Agent and the Borrower in their respective reasonable judgment, and (d) in respect of any Sale and Leaseback Transaction (other than such a transaction directly and solely related to any MPT Facility), the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Availability” means an amount equal to the difference of the Aggregate Revolving Commitments less the Total Revolving Outstandings.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR (but for the avoidance of doubt, not less than one percent (1.00%) per annum), plus (y) the excess of the Applicable Rate for LIBOR Rate Loans over the Applicable Rate for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficiary” means any member of the MPT Group, as a third party beneficiary, for whose benefit Borrower is requesting L/C Arranger to arrange for a Letter of Credit.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in the State of New York and, if such day relates to any LIBOR Rate Loan or any Base Rate Loan bearing interest at a rate based on the LIBOR Rate, means any such day that is also a London Banking Day.

“Businesses” has the meaning specified in Section 6.09(a).

“Capital Expenditure Equity Issuance” means any Equity Issuance by (i) Holdings, the Net Cash Proceeds of which are contributed as a cash common equity contribution for use in accordance with clause (ii) of this definition, or (ii) the Borrower (so long as such Equity Issuance does not result in a Change of Control) the Net Cash Proceeds of which are used by the Borrower or any Subsidiary to directly finance 100% of capital expenditures provided that (a) at the time of such issuance (and immediately after giving effect thereto), no Event of Default has occurred and is continuing and (b) the Borrower notifies the Administrative Agent in writing prior to the receipt of such Net Cash Proceeds that such Net Cash Proceeds are designated for Consolidated Capital Expenditures.

“Cash Collateral Account” means a deposit account of one or more of the Loan Parties.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p cards (including, purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement with the Borrower or any Subsidiary provided that (a) at the time such Person enters into such Cash Management Agreement, such Person is a Lender or an Affiliate of a Lender, or (b) such Cash Management Agreement exists on the Closing Date and such Person is a Lender or an Affiliate of a Lender on the Closing Date.

“CHAMPVA” means the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all Federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program; and (b) all rules, regulations (including 38 C.F.R. §§17.270-17.278), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd

Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                 Sterling and its Controlled Investment Affiliates shall cease to own and control legally and beneficially (free and clear of all Liens, other than Liens in favor of the Administrative Agent for the benefit of the holders of Obligations), either directly or indirectly, Equity Interests of the Borrower representing more than 50% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (taking into account all such securities that Sterling and its Controlled Investment Affiliates have the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”));

(b)                 Sterling and its Controlled Investment Affiliates shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, Equity Interests of Holdings representing more than 50% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (taking into account all such securities that Sterling and its Controlled Investment Affiliates have the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)); provided that this clause (b) shall not become operative until the earlier of (i) the date on which Holdings is formed and (ii) the Holdings Outside Date;

(c)                  Holdings shall cease to directly own and control legally and beneficially (free and clear of all Liens, other than Liens in favor of the Administrative Agent for the benefit of the holders of Obligations) Equity Interests of the Borrower representing 100% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis; provided that this clause (c) shall not become operative until the earlier of (i) the date on which Holdings is formed and (ii) the Holdings Outside Date; or

(d)                 Sterling and its Controlled Investment Affiliates shall cease to have the ability to elect (either through share ownership or contractual voting or proxy rights) a majority of the board of directors or equivalent governing body of the Borrower.

“Closing Date” means the date hereof.

“Closing Date Term Loan” has the meaning specified in Section 2.01(b).

“Closing Date Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

“CMS” means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance) and other federal health-related programs.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, each DACA, the Mortgages, the Perfection Certificate, each of the mortgages, collateral assignments, security agreements, pledge agreements, control agreements, or other similar agreements delivered to the Administrative Agent pursuant to Section 7.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the holders of the Obligations (or any subset thereof).

“Collection Account Agreement” has the meaning assigned to such term in the Security Agreement.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Delayed Draw Term Loan Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Competitor” means any Person (a “Direct Competitor”) whose principal source of revenue is the operation or management of a Medical Services Business and any Person who owns more than 50% of a Direct Competitor; provided that (i) each such Person is listed as a Direct Competitor on Schedule 1.01A as delivered to the Administrative Agent on the Closing Date (as updated from time to time by the Borrower to include other Persons that meet the criteria of a Competitor set forth in this definition), and (ii) any such update following the Closing Date shall not be effective until 3 days following the date on which the Administrative Agent receives such update.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries (including the members of the MPT Group) on a consolidated basis, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Consolidated Current Assets” means, at any date of determination, the total assets of the Borrower and its Subsidiaries (other than cash, Cash Equivalents, debt from Affiliates and deferred tax liabilities) which may be properly classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, at any date of determination, the total liabilities of the Borrower and its Subsidiaries (other than the current portion of any Loans and deferred tax liabilities) which may be properly classified as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries (including the MPT Group) on a consolidated basis, an amount equal to the sum of:

(a)                                 Consolidated Net Income for such period plus

(b)                                 without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(i)                                     Consolidated Interest Charges for such period,

(ii)                                  the provision for federal, state, local and foreign income and franchise taxes payable for such period,

(iii)                               depreciation and amortization expense for such period,

(iv)                      expenses incurred during such period to the extent the same have been reimbursed in cash during such period by a third party (other than the Borrower or any of its Subsidiaries) plus

(c)                                  the following to the extent deducted in calculating Consolidated Net Income for such period:

(i)                                     to the extent paid during such period (A) Management Fees to the extent such payments were permitted by Section 8.08(b), (B) Management Expenses in an aggregate amount not to exceed $750,000 during the term of this Agreement and (C) board fees,

(ii)                                  non-cash stock based compensation expense for such period,

(iii)                               non-cash losses for such period resulting from marking to market of Swap Contracts,

(iv)                              deferred loan costs for such period with respect to the Refinanced Credit Agreement,

(v)                                 preopening expenses incurred during such period in connection with (x) Facilities purchased or developed by any member of the MPT Group prior to the Closing Date in an aggregate amount not to exceed for each such Facility the amount set forth next to the name of such Facility on Schedule 1.01B, and (y) Facilities purchased or developed by any member of the MPT Group after the Closing Date in an aggregate amount not to exceed $250,000 per Facility,

(vi)                              fees and expenses incurred with respect to regulatory or strategic activities during such period, including any redesign of the physical plant in order to comply with state regulations, in an aggregate amount not to exceed $500,000 during the term of this Agreement,

(vii)                           litigation fees and expenses (other than malpractice claims) during such period, in an aggregate amount not to exceed $313,000 during the term of this Agreement,

(viii)                        executive recruitment and relocation fees and expenses for executives incurred during such period, in an aggregate amount not to exceed $500,000 during the term of this Agreement,

(ix)                              fees and expenses incurred during such period with respect to regulatory or strategic activities in order to do business in a new state during such period, including consultants fees, in an aggregate amount not to exceed $500,000 during the term of this Agreement,

(x)                                 fees and expenses incurred during such period (and owing to Persons that are not the Borrower or any of its Subsidiaries or any of their respective Affiliates) on Facility locations that will not be developed in an aggregate amount not to exceed $500,000 during the term of this Agreement,

(xi)                              lease expenses, writeoffs and other losses incurred during such period (and, in each case owing to Persons that are not the Borrower or any of its Subsidiaries or any of their respective Affiliates) in connection with (A) the former corporate headquarters located at 2624 Long Prairie Road, Flower Mound, Texas in an aggregate amount not to exceed $525,000 (or $0 with respect to any period ending after December 31, 2013) during the term of this Agreement, or (B) any other closings or relocations of Facilities during such period in an aggregate amount not to exceed $400,000 per Facility and $1,000,000 for all Facilities during the term of this Agreement,

(xii)                           fees, charges and expenses incurred during such period in connection with the consummation of the Transactions on or prior to the Closing Date not to exceed $450,000 in the aggregate during the term of this Agreement;

(xiii)                        fees and expenses incurred during such period (and owing to Persons that are not the Borrower or any of its Subsidiaries or any of their respective Affiliates) (A) in connection with the negotiation, execution and delivery of the MPT Documents, provided that such fees and expenses are paid within 150 days following June 7, 2013 or (B) to amend the MPT Documents in connection with the transactions contemplated by this Agreement, in the case of clause (A) and (B), taken together, in an aggregate amount not to exceed $350,000 during the term of this Agreement,

(xiv)                       fees, charges and expenses incurred during such period, to the extent paid in cash, in connection with the consummation of any Permitted Acquisitions (whether or not consummated) in an aggregate amount for all such Acquisitions not in excess of $250,000 in any fiscal year, and

(xv)                          costs, expenses and losses incurred during such period (which shall in no event include any period that ends after September 30, 2014) related to the termination of existing interest rate hedging arrangements in respect of the Refinanced Credit Agreement in an aggregate amount not to exceed $535,000, plus

(d)                                 any proceeds received by the Borrower and its Subsidiaries (including members of the MPT Group) during such period under any business interruption policy to the extent not included in calculating Consolidated Net Income, minus

(e)                                  to the extent included in calculating such Consolidated Net Income, non-cash gains for such period resulting from marking to market of Swap Contracts.

Notwithstanding the foregoing, with respect to any test period of twelve consecutive fiscal months of Borrower, (a) the aggregate amount of consolidated EBITDA (calculated in the same manner as Consolidated EBITDA) attributable to any Facility that has been operational for less than the full twelve consecutive fiscal month period but for more than one full month during such period, and which continues to be operational as of the last day of such test period (each, a “Specified Facility”) shall be calculated by annualizing the Facility EBITDA (calculated in the same manner as Consolidated EBITDA) for the number of full months remaining in the test period (excluding the first full month) using the most recent financial statements required to be delivered by the Loan Parties to the Administrative Agent pursuant to Section 7.01 and (b) the aggregate amount of annualized consolidated EBITDA attributable to all Specified Facilities in any period of twelve consecutive fiscal months and calculated in the manner specified in foregoing clause (a) less all actual consolidated EBITDA (calculated in the same manner as Consolidated EBITDA) attributable to all Specified Facilities for such period of twelve consecutive fiscal months shall not exceed (i) for each period of twelve consecutive fiscal months of Borrower ending March 31, 2014, June 30, 2014 and September 30, 2014, respectively, 35% of the aggregate Consolidated EBITDA for such period, (ii) for the twelve consecutive fiscal months of Borrower ending December 31, 2014, 30% of the aggregate Consolidated EBITDA for such period and (iii) for any period of twelve consecutive fiscal months ending after December 31, 2014, 25% of the aggregate Consolidated EBITDA for such period.

Notwithstanding anything contained in the foregoing to the contrary, (i) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended October 31, 2012 shall be deemed to be $1,054,023, (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended November 30, 2012 shall be deemed to be $959,119, (iii) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended December 31, 2012 shall be deemed to be $1,939,257, (iv) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended January 31, 2013 shall be deemed to be $1,790,768, (v) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended February 28, 2013 shall be deemed to be $694,155, (vi) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended March 31, 2013 shall be deemed to be $1,149,612, (vii) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended April 30, 2013 shall be deemed to be $957,969, (viii) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended May 31, 2013 shall be deemed to be $1,786,199, (ix) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended June 30, 2013 shall be deemed to be $928,025, (x) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended July 31, 2013 shall be deemed to be $553,258, (xi) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended August 31, 2013 shall be deemed to be $904,937, and (xii) Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal month ended September 30, 2013 shall be deemed to be $1,136,734. Consolidated EBITDA for the 12 months ending September 30, 2013 shall be deemed to be $17,006,053.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries (including the members of the MPT Group) on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period; provided that (i) for the period of twelve consecutive fiscal months ending March 31, 2014, Consolidated Interest Charges shall be deemed to be the actual Consolidated Interest Charges for the three consecutive fiscal months ending March 31, 2014 multiplied by 4, (ii) for the period of twelve consecutive fiscal months ending June 30, 2014, Consolidated Interest Charges shall be deemed to be the actual Consolidated Interest Charges for the six consecutive fiscal months ending June 30, 2014 multiplied by 2, and (iii) for the period of twelve consecutive fiscal months ending September 30, 2014, Consolidated Interest Charges shall be deemed to be the actual Consolidated Interest Charges for the nine consecutive fiscal months ending September 30, 2014 multiplied by 4/3.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the twelve consecutive fiscal months most recently ended to (b) cash Consolidated Interest Charges for the period of the twelve fiscal months most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the twelve fiscal months most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries (including the members of the MPT Group) on a consolidated basis, net income, including (i) all extraordinary losses and (ii) extraordinary gains not to exceed $1,000,000 for all periods.

“Contract Provider” means any Person who provides professional health care services under or pursuant to any contract or other arrangement with the Borrower or any Subsidiary or any employee, agent or subcontractor of such a Person.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control with” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Investment Affiliate” shall mean, with respect to Sterling, any Person that is (i) organized by Sterling or an Affiliate of Sterling for the purpose of making equity or debt investments in one or more companies, (ii) controlled by, or is under common control with, Sterling and (iii) engaged in the business of making equity investments in the ordinary course of business. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an issuance of a Letter of Credit arranged by the L/C Arranger.

“Cure Notice” has the meaning specified in Section 9.04.

“Cure Right” has the meaning specified in Section 9.04.

“DACA” has the meaning assigned to such term in Section 4(a)(iv) of the Security Agreement.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Maintenance Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to L/C Maintenance Fees, a rate equal to the Applicable Rate for Revolving Loans that are LIBOR Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Arranger in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Arranger and each Lender promptly following such determination.

“Delayed Draw Conditions” shall have the meaning set forth in Section 5.03.

“Delayed Draw Period” means the period after the Closing Date and ending on the Delayed Draw Term Loan Commitment Expiration Date which can be extended solely with the consent of each Lender providing such Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan” means a Delayed Draw Term Loan made by a Lender to the Borrower pursuant to Section 2.01(c).

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Schedule 2.01 or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $165,000,000.

“Delayed Draw Term Loan Commitment Expiration Date” shall mean the eighteen month anniversary of the Closing Date.

“Delayed Draw Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Delayed Draw Term Loans of such Lender; provided, at any time prior to the making of the Delayed Draw Term Loans, the Delayed Draw Term Loan Exposure of any Lender shall be equal to such Lender’s Delayed Draw Term Loan Commitment.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b)the disposition (including the trade-in) of machinery and equipment or abandonment of intellectual property, in each case no longer used or useful in the conduct of business of the Borrower and its Subsidiaries as determined by the Borrower in good faith; (c) the disposition of property to the Borrower or any Subsidiary; provided, that, subject to Section 8.16(c), if (i) the transferor of such property is a member of the Primary Group then the transferee thereof must be a member of the Primary Group and (ii) the transferor of such property is a member of the MPT Group then the transferee thereof must be a member of the MPT Group; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any Recovery Event; and (h) to the extent constituting a Disposition, the bailment of assets to third party processors in the ordinary course of business to the extent title to such assets is not transferred to the applicable third party processor. For the avoidance of doubt, the issuance by any Person of its own Equity Interests shall not be deemed to be a Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Employee Equity Repurchase” has the meaning specified in Section 8.06.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary of its Equity Interests to any Person other than an Excluded Equity Issuance. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of a Loan Party or any Subsidiary from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan (other than a Multiemployer Plan) amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan (other than a Multiemployer Plan); (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (other than a Multiemployer Plan); (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” shall mean, as calculated on an annual basis at the end of a fiscal year, the excess (if any), of:

(a)                                 the sum for such period (without duplication) of:

(i)                                     Consolidated EBITDA for such period, and

(ii)                                  the decrease, if any, in the Net Working Capital from the beginning to the end of such period, less

(b)                                 the sum for such period (without duplication and to the extent that the following amounts have not already been deducted in determining Consolidated EBITDA for such period) of:

(i)                                     Consolidated Interest Charges paid in cash,

(ii)                                  scheduled principal payments in accordance with Sections 2.07(c) and 2.07(d),

(iii)                               Taxes based on income and franchise taxes paid in cash by the Borrower and its Subsidiaries (including the members of the MPT Group),

(iv)                              Consolidated Capital Expenditures permitted to be made under this Agreement and paid in cash (and not financed other than with the proceeds of Loans),

(v)                                 fees, charges and expenses incurred during such period, to the extent paid in cash, in connection with the consummation of any Permitted Acquisitions (whether or not consummated) in an aggregate amount for all such Acquisitions not in excess of $250,000 in any fiscal year,

(vi)                              extraordinary and non-recurring items paid by the Borrower and its Subsidiaries (including the members of the MPT Group) in cash during such period up to $250,000 in the aggregate in any fiscal year,

(vii)                           (A) Management Fees to the extent paid in cash in accordance with Section 8.08(a) of this Agreement, and (B) Management Expenses to the extent paid in cash, in the case of each of clauses (A) and (B) during such period,

(viii)                        all other cash, cash charges and cash items, in each case to the extent added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clause (c) of the definition of Consolidated EBITDA,

(ix)                              any proceeds received by the Borrower and its Subsidiaries (including the members of the MPT Group) during the specified period under any business interruption policy, to the extent added in the determination of Consolidated EBITDA,

(x)                                 any Restricted Payments by the Borrower to third parties made in cash in accordance with Section 8.06, and

(xi)                              the increase, if any, in the Net Working Capital from the beginning to the end of such period.

For the avoidance of doubt, the calculation of Excess Cash Flow shall not include any items paid in cash during a period that are or have been added back to Consolidated Net Income or Consolidated EBITDA for the purpose of calculating Consolidated EBITDA during such period.

“Excluded Equity Issuance” means (a) any issuance of Equity Interests by the Borrower pursuant to the exercise of options or warrants; (b) any issuance of Equity Interests by the Borrower pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities; (c) any issuance of options or warrants by the Borrower relating to its Equity Interests; (d) any issuance of Equity Interests by the Borrower as consideration for a Permitted Acquisition; (e) any issuance of Equity Interests by a Subsidiary to the Borrower or another Subsidiary; (f) any issuance of Equity Interests by the Borrower to (i) Sterling or any Controlled Investment Affiliate of Sterling or (ii) any other Person that owns Equity Interests of the Borrower on the Closing Date and to any Affiliate of any such Person; (g) any Capital Expenditures Equity Issuance; or (h) any issuance of Equity Interests by the Borrower the Net Cash Proceeds of which are used by the Borrower or any Subsidiary to directly finance Permitted Acquisitions, provided that (i) at the time of such issuance, no Event of Default has occurred and is continuing and (ii) such Permitted Acquisition is made within thirty (30) days of the receipt of such Net Cash Proceeds by the Borrower. Notwithstanding the foregoing, a Specified Equity Contribution shall not constitute an Excluded Equity Issuance.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” means an event or related events resulting in the exclusion of the Borrower or any Subsidiary from participation in any Medical Reimbursement Programs.

“Existing Indebtedness” has the meaning specified in Section 5.01.

“Existing L/C Security Agreement” means the Security Agreement (Deposit Accounts-Specific), dated as of the Closing Date, between the Borrower and Bank of America, N.A.

“Existing MPT Documents” means, collectively, the MPT Master Funding Agreement, the MPT Master Lease, the MPT Security Agreement, each MPT Cost Overrun Guaranty, the MPT Master Lease Guaranty, each MPT Project Development Agreement, the MPT Environmental Indemnification Agreement and each other agreement, instrument, document and certificate relating to any of the foregoing, including all security agreements, pledges, mortgages, guarantees and other collateral documents and instruments securing or guarantying payment of any portion of the MPT Claim.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person consisting of the proceeds of any extraordinary gains, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, any purchase price adjustments and any other cash received by or paid to or for the account of any Person not in the ordinary course of business; provided, however, that an Extraordinary Receipt shall not include (i) cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(ii), or (ii) the Net Cash Proceeds of any event specified in Section 2.05(b)(i), (ii), (iii), or (iv).

“Facilities” has the meaning specified in Section 6.09(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as determined by the Administrative Agent in a commercially reasonable manner.

“Fee Letter” means the letter agreement dated October 31, 2013 between the Borrower and FSFC.

“Financial Covenant Default” has the meaning specified in Section 9.04.

“Flow Through Entity” means an entity that (a) for federal income tax purposes constitutes (i) a “partnership” (within the meaning the Internal Revenue Code) other than a “publicly traded partnership” (as defined in Section 7704 of the Internal Revenue Code) treated as a corporation under Section 7704(a) of the Internal Revenue Code, or (ii) any other business entity that is disregarded as an entity separate from its owners for U.S. federal income tax purposes (each of the entities described in the preceding clauses (i) and (ii) a “Federal Flow Though Entity”), and (b) for state and local jurisdictions is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (but excluding, in all cases, trade accounts payable in the ordinary course of business):

(a)                                 the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations (other than obligations under Swap Contracts)) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money indebtedness;

(c)                                  the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)                                 all obligations in respect of the deferred purchase price of property or services (including, for the avoidance of doubt, obligations consisting of earn-out payments in connection with any Acquisition);

(e)                                  the Attributable Indebtedness of capital leases, Sale and Leaseback Transactions, Synthetic Lease Obligations and Securitization Transactions;

(f)                                   without duplication, all Guarantees with respect to outstanding Funded Indebtedness of the types specified in clauses (a) through (e) above of another Person; and

(g)                                  all Funded Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person;

provided that in any event obligations under any Swap Contract (including the Swap Termination Value thereof) shall not be deemed to constitute Funded Indebtedness. For purposes of clarification obligations under any operating lease do not constitute Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, bureau, board, commission, department, official, tribunal, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (whether international, supranational (such as the European Union or the European Central Bank), federal, state or local).

“Government Receivable” means any Receivable that is a Medicare Receivable, Medicaid Receivable or other government Receivable.

“Government Receivables Account” means any deposit account (within the meaning of the New York Uniform Commercial Code) or other account into which any payment under Government Receivables is directly paid by the Governmental Authority, but, for the avoidance of doubt, shall not include any other deposit account or other account into which such funds are subsequently transferred.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, including Holdings, (c) with respect to (i) Obligations under any Secured Hedge Agreement, (ii) Obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower, and (d) the successors and permitted assigns of the foregoing; provided that no MPT Operator shall be a Guarantor unless and to the extent permitted under the MPT Documents.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the L/C Arranger, the Lenders, the Hedge Banks, the Cash Management Banks and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract with the Borrower or any Subsidiary provided that (a) at the time such Person enters into such Swap Contract, such Person is a Lender or an Affiliate of a Lender, or (b) such Swap Contract exists on the Closing Date and such Person is a Lender or an Affiliate of a Lender on the Closing Date.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the related regulations promulgated thereunder from time to time, including 45 CFR Parts 160, 162 and 164.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, which is part of the American Recovery and Reinvestment Act of 2009, and the related regulations promulgated from time to time thereunder.

“Holdings” has the meaning given to that term in Section 7.12(a).

“Holdings Outside Date” has the meaning given to that term in Section 7.12(a).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary that does not have (a) assets with a fair market value in excess of $100,000 and (b) revenues for the most recent period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c) in excess of $100,000; provided that if, on any date, the Immaterial Subsidiaries, taken as a whole, have (a) assets with a fair market value in excess of $500,000 and (b) revenues for the most recent period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c) in excess of $500,000, the Borrower shall (i) within 30 days following such date designate in writing to the Administrative Agent one or more of such Immaterial Subsidiaries as non-Immaterial Subsidiaries such that after giving effect to such designation each condition set forth in the proviso to this definition ceases to be true, and (ii) within the time periods specified therein, comply with the provisions of Sections 7.12 and 7.13 applicable to such Subsidiary. Notwithstanding the foregoing, (i) OpFree Licensing, LP, a Texas limited partnership (and any Subsidiary to which any of the intellectual property held by OpFree Licensing, LP on the Closing Date is transferred)

shall be deemed at all times not to be an Immaterial Subsidiary, (ii) for purposes of determining the non-Immaterial Subsidiaries as of the Closing Date, such determination will be made as of September 30, 2013, calculated based on financial statements meeting the requirements of the financial statements referred to in Section 7.01(c), (iii) the Borrower shall designate the non-Immaterial Subsidiaries as of September 30, 2013 in writing to the Administrative Agent not less than one (1) Business Day prior to the Closing Date, and (iv) the Borrower shall cause OpFree Licensing, LP, a Texas limited partnership, and such non-Immaterial Subsidiaries to be Loan Parties on and as of the Closing Date.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (but excluding, in all cases, trade accounts payable in the ordinary course of business):

(a)                                 all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money indebtedness;

(c)                                  the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)                                 all obligations in respect of the deferred purchase price of property or services (including, for the avoidance of doubt, obligations consisting of earn-out payments in connection with any Acquisition);

(e)                                  the Attributable Indebtedness of capital leases, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Transactions;

(f)                                   the Swap Termination Value of any Swap Contract;

(g)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than Tax Distributions), in each case prior to the date that is 180 days following the Maturity Date in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)                                     all Indebtedness of the types referred to in clauses (a) through (h) above and clause (j) below of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person; and

(j)                                    without duplication, all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (i) above of another Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Indebtedness” means Indebtedness owing by a Loan Party to another Loan Party.

“Interest Payment Date” means the last day of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date three months thereafter; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2013, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means ING Capital LLC, JPMorgan Chase Bank, Wells Fargo Bank, National Association, Bank of America, N.A. and/or any other issuing bank reasonably acceptable to the Borrower and Administrative Agent.

“Issuer Documents” means with respect to any Letter of Credit, the applicable Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank or the

L/C Arranger and the Borrower (or any Subsidiary) or in favor of the Issuing Bank or the L/C Arranger and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12 or any other documents as the Administrative Agent shall reasonably request for such purpose

“L/C Arranger” means FSFC, its affiliates and/or its subsidiaries.

“L/C Limit” means $6,000,000; provided that the L/C Limit shall be increased automatically to $10,000,000 from and after the date on which (a) both the New MPT Documents are effective (including increasing the maximum aggregate amount funded by MPT thereunder by an additional $100,000,000) and the Borrower has cash on hand generated from operations in excess of $5,000,000 that (i) does not appear and would be required to appear as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP and (ii) is not subject to a Lien (other than Liens of the type described in Sections 8.01(m) and (n)) and (b) the Administrative Agent has received an officer’s certificate executed by a Responsible Officer of the Borrower certifying that the conditions set forth in foregoing clause (a) have been satisfied.

“L/C Maintenance Fee” has the meaning given to such term in Section 2.03.

“L/C Notes” means, collectively, each of the notes, in each case in form and substance satisfactory to L/C Arranger in its sole and absolute discretion, executed by Borrower to the L/C Arranger pursuant to Section 2.03.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank and reasonably satisfactory to the Borrower.

“Letter of Credit Reimbursement Payment” means any payments, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the L/C Arranger in connection with any Letter of Credit being drawn upon, including any compensation paid to a Beneficiary for any damage sustained by such Beneficiary.

“Letter of Credit Termination Date” has the meaning given to such term in Section 2.03.

“Letter of Credit Usage” means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.

“Letters of Credit” means one or more irrevocable standby letters of credit in the aggregate face amounts of not more than the L/C Limit issued by an Issuing Bank for the benefit of a Beneficiary and any renewals thereof.

“LIBOR” means:

(a)                                 with respect to any LIBOR Rate Loan, the greater of (i) the quoted offered rate (expressed in a percentage) for three-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) initially as of the Closing Date and thereafter on the first LIBOR Business Day of each Interest Period on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page and formerly Telerate Page 3750), as determined by the Administrative Agent, and (ii) one percent (1.00%) per annum; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the quoted offered rate (expressed as a percentage) for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on such date.

The establishment of LIBOR by the Administrative Agent shall be final and binding, absent manifest error.

“LIBOR Business Day” means a day upon which (i) United States dollar deposits may be dealt in on the London interbank markets and (ii) commercial banks and foreign exchange markets are open in London, England and in New York.

“LIBOR Rate” means LIBOR (determined pursuant to clause (a) of the definition of LIBOR) plus the Applicable Rate.

“LIBOR Rate Loan” means a Loan that bears interest at the LIBOR Rate determined in accordance with clause (a) of the definition of LIBOR.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the sum of (a) all cash and Cash Equivalents of each member of the Primary Group that is a Loan Party on such date that (i) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP and (ii) are not subject to a Lien (other than Liens of the type described in Sections 8.01(m) and (n)) plus (b) Availability.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, the Closing Date Term Loan or a Delayed Draw Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, each Collection Account Agreement, the MPT Intercreditor Agreement, the MPT Subordination Agreement, the Management Fee Subordination Agreement, the Subordinated Intercompany Note, and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, the Closing Date Term Loan or Delayed Draw Term Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, each member of the MPT Group (including each MPT Operator) and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means the Advisory Services Agreement dated as of September 30, 2011 among the Borrower and SFM.

“Management Expenses” means amounts paid by the Borrower to SFM to reimburse SFM for out-of-pocket costs and expenses pursuant to and in compliance with Section 3 of the Management Agreement.

“Management Fee” means the “Management Fee” payable pursuant to and in compliance with Section 5 of the Management Agreement.

“Management Fee Subordination Agreement” means the Management Fee Subordination Agreement dated as of the Closing Date among each party to the Management Agreement and the Administrative Agent.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means any agreement or contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties are bound or affected, the termination, revocation, expiration or material breach of which (without contemporaneous replacement) would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Maturity Date” means October 31, 2018; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier, under which the health care provider or supplier is permitted to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Receivable” means any Receivable with respect to which the obligor is a state acting through a state’s Medicaid agency that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicaid.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) regulating the medical assistance program established by Title XIX of the Social Security Act; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to the statutes described in clause (a) above; (c) all state statutes for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to the statutes described in clause (b) above.

“Medical Management Fees” means fees paid by the Borrower to Conjugate Health Professional Association for providing medical services at the Facilities.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE and CHAMPVA programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“Medical Services Business” means the operation or ownership by any Loan Party (other than Holdings) of emergency services facilities, urgent care facilities or hospitals.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Medicare Provider Agreement” means an agreement entered into between CMS (or other such entity administering the Medicare program on behalf of the CMS) and a health care provider or supplier, under which such health care provider or supplier is permitted to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Receivable” means any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicare.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) regulating the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any successor statutes thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the United States Department of Health and Human Services, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to any of the foregoing having the force of law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any real property that is owned by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests of any Loan Party in any real property.

“MPT” means (a) MPT Operating Partnership, L.P., (b) each of its Affiliates that is party to an MPT Document and (c) each of their respective successors.

“MPT Claim” means the “MPT Claim” as defined in the MPT Intercreditor Agreement.

“MPT Cost Overrun Guaranty” means, with respect to each MPT Facility, the Cost Overrun Guaranty in the form of Exhibit A to the MPT Master Funding Agreement given by the Borrower in favor of MPT.

“MPT Documents” means, collectively, the Existing MPT Documents and the New MPT Documents.

“MPT Environmental Indemnification Agreement” means the Environmental Indemnification Agreement dated as of June 7, 2013 by the Borrower, the MPT Operators party thereto and MPT.

“MPT Facility” means each free-standing emergency medical facility that is constructed or developed after June 7, 2013 in conjunction with the MPT Documents (including any capital addition to or expansion of any such facility).

“MPT Group” means all Subsidiaries that either (a) are MPT Operators or (b) own (directly or indirectly through Subsidiaries) Equity Interests in one or more MPT Operators.

“MPT Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date between MPT and the Administrative Agent.

“MPT Letter of Credit” means a Letter of Credit that satisfies the requirements of an MPT Project Development Agreement or the MPT Master Lease.

“MPT Master Funding Agreement” means the Master Funding and Development Agreement dated as of June 7, 2013 between MPT and the Borrower.

“MPT Master Lease” means the Master Lease Agreement dated as of June 7, 2013 among the affiliates of MPT identified therein and the MPT Operators party thereto.

“MPT Master Lease Guaranty” means the Guarantor Agreement dated as June 7, 2013 given by the Borrower for the benefit of MPT.

“MPT Maximum Funding Amount” has the meaning specified in Section 8.16(a).

“MPT Operator” means, as of any date, each Subsidiary of the Borrower that, as of such date, manages and operates an MPT Facility and that has joined and remains joined to the MPT Master Lease (or any master lease constituting a New MPT Document), in each case as a lessee thereunder.

“MPT Project Development Agreement” means, with respect to each MPT Facility, the Project Funding and Development Agreement executed by the Borrower, the applicable MPT Operator, the applicable third party developer and MPT in accordance with the MPT Documents.

“MPT Security Agreement” means the Security Agreement dated as of June 7, 2013 among MPT and the MPT Operators party thereto.

“MPT Senior Collateral” means “MPT Senior Collateral” as defined in the MPT Intercreditor Agreement.

“MPT Subordination Agreement” means the Subordination Agreement dated as of the Closing Date by and among the Borrower, MPT and the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any Subsidiary makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including at least one Loan Party) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Recovery Event, Debt Issuance, Equity Issuance or Extraordinary Event net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition, Recovery Event, Debt Issuance, Equity Issuance or Extraordinary Event.

“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New MPT Documents” means the agreements, instruments, documents and certificates, related to transactions entered into after the Closing Date relating to increasing the maximum aggregate amount funded by MPT thereunder by an additional $100,000,000 in the aggregate (thereby bringing the total amount permitted to be funded under the MPT Documents to $205,000,000); provided that (i) the New MPT Documents, taken as a whole, are no less favorable to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender than the Existing MPT Documents, taken as a whole, (ii) with respect to any New MPT Document for which there is a corresponding Existing MPT Document, such New MPT Document, taken as a whole, shall not be less favorable to the Borrower, any of its

Subsidiaries, the Administrative Agent or any Lender than the corresponding Existing MPT Document, taken as a whole, (iii) the New MPT Documents and the obligations under or in respect of the New MPT Documents shall be subject to the MPT Subordination Agreement and the MPT Intercreditor Agreement to at least the same extent as the Existing MPT Documents and the obligations under or in respect of the Existing MPT Documents, (iv) all of the proceeds of any new borrowing made under the New MPT Documents shall be used for the sole purpose of developing MPT Facilities, and (v) no Person that is not an obligor under the indebtedness evidenced or governed by the Existing MPT Documents shall be an obligor under the indebtedness evidenced or governed by the New MPT Documents.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“Obligor” has the meaning assigned to such term in the Security Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patient” means, on any date, any natural person for whom any health care items or services have been provided or performed prior to such date by the Borrower or any Subsidiary (other than any such person with respect to whom the applicable obligor on the Receivable originated in connection therewith would not reasonably be expected to approve payment thereunder).

“Payment in Full” means the occurrence of (a) termination of the Aggregate Revolving Commitments and (b) payment in full in cash of all Obligations (other than (i) contingent indemnification obligations and (ii) obligations and liabilities then due and payable under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which (i) a back to back letter of credit has been provided on terms and conditions and by such Persons satisfactory to the Administrative Agent and the L/C Arranger or (ii) such other arrangements satisfactory to the Administrative Agent and the L/C Arranger shall have been made).

“Payor” means any third party liable for payment for health care items or services provided or performed by the Borrower or any Subsidiary, including all private insurance companies, Blue Cross/ Blue Shield, Medicare, Medicaid, health maintenance organizations, preferred provider organizations, managed care systems, and alternative delivery systems.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Permitted Acquisition” means an Acquisition by (i) any Loan Party of all or substantially all of the assets, or of any business or division, of a target (the “Target”), which assets, business or division are located in the United States of America or (ii) any Loan Party of 100% of the Equity Interests of a Target organized under the laws of any State in the United States of America or the District of Columbia, in each instance, to the extent that each of the following conditions shall have been satisfied:

(a)                                 no Event of Default shall have occurred and be continuing or would result from such Acquisition;

(b)                                 the property acquired (or the property of the Person acquired) in such Acquisition is a Medical Services Business;

(c)                                  if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction;

(d)                                 with respect to any Acquisition in respect of which the aggregate Acquisition Consideration exceeds $1,000,000, Borrower shall have furnished to Administrative Agent and Lenders at least five (5) Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Administrative Agent, such other information and documents that Administrative Agent may reasonably request, including, without limitation and to the extent available, drafts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and executed counterparts thereof prior to closing and (ii) summary historical annual audited and quarterly unaudited financial statements of the target for the previous twelve (12) month period for which financial statements are available, and a forecasted balance sheet, income statement, and cash flows of the target for the forthcoming twelve (12) month period;

(e)                                  in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

(f)                                   the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Borrower and its Subsidiaries would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c) after giving effect to such Acquisition on a Pro Forma Basis;

(g)                                  the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) at and as if made as of the date of such Acquisition (after giving effect thereto);

(h)                                 the Target shall have EBITDA (calculated in the same manner as Consolidated EBITDA, subject to pro forma adjustments acceptable to Administrative Agent) for the most recent twelve months to the Target ending immediately prior to the acquisition date for which financial statements are available, greater than zero;

(i)                                     Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Sections 7.12 and 7.13 and Administrative Agent shall have received, for the benefit of the holders of the Obligations, a collateral assignment of the seller’s representations, warranties and indemnities to Borrower or any of its Subsidiaries under any of the acquisition documents;

(j)                                    immediately after giving effect to such Acquisition, there shall be at least $5,000,000 of Availability;

(k)                                 the Acquisition Consideration for any Acquisition shall not exceed $5,000,000 (or, with respect to the acquisition of an urgent care business or division or the Equity Interests thereof, $500,000) and the Acquisition Consideration for all Acquisitions occurring during any fiscal year of the Borrower shall not exceed $10,000,000 (or, with respect to acquisitions of urgent care businesses or divisions or the Equity Interests thereof, $1,000,000); and

(l)                                     any portion of the Acquisition Consideration constituting earn-out payments shall be recognized as Indebtedness in accordance with GAAP.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any Subsidiary or any such Plan to which any Loan Party or any Subsidiary is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Prepayment Premium” shall mean, with respect to any voluntary prepayment, or any mandatory prepayment under Section 2.05(b)(iii) or any other mandatory prepayment if the events giving rise to such mandatory prepayment constitute or result in an Event of Default, whether before or after an Event of Default (except as expressly provided herein) or upon acceleration of the Obligations, a prepayment premium equal to: (a) two percent (2.0%) of the amount prepaid if such prepayment occurs after the Closing Date and on or prior to the first anniversary of the Closing Date, (b) one percent (1.0%) of the amount prepaid if such prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, and (c) zero percent (0.0%) of the amount prepaid if such prepayment occurs on or after the second anniversary of the Closing Date; provided, that notwithstanding the foregoing, if any such prepayment occurs in connection with a Change of Control, the applicable Prepayment Premium shall only be: (a) one percent (1.0%) of the amount prepaid if such prepayment occurs after the Closing Date and on or prior to the second anniversary of the Closing Date, and (b) zero percent (0.0%) of the amount prepaid if such prepayment occurs on or after the second anniversary of the Closing Date; provided further, that solely with respect to each Delayed Draw Term Loan, whether before or after an Event of Default (except as expressly provided herein) or upon acceleration of the Obligations, the applicable Prepayment Premium shall be equal to: (a) two percent (2.0%) of the amount prepaid if such prepayment occurs after the date such Delayed Draw Term Loan is made and on or prior to the first anniversary of the date such Delayed Draw Term Loan is made, (b) one percent (1.0%) of the amount prepaid if such prepayment occurs after the first anniversary of the date such Delayed Draw Term Loan is made and on or prior to the second anniversary of the date such Delayed Draw Term Loan is made, and (c) zero percent (0.0%) of the amount prepaid if such prepayment occurs on or after the second anniversary of the date such Delayed Draw Term Loan is made.

“Primary Facility” means, collectively, (a) those free-standing emergency medical facilities operated by any member of the Primary Group on or prior to the Closing Date and (b) any new free-standing emergency medical facilities or other Medical Services Business purchased or developed by any member of the Primary Group after the Closing Date; provided that such new facilities are not constructed or developed in conjunction with the MPT Master Funding Agreement and/or the New MPT Documents, as applicable.

“Primary Group” means the Borrower and its Subsidiaries other than any Subsidiary that is a member of the MPT Group.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent twelve fiscal month period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (c). In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c) after giving effect to the applicable transaction on a Pro Forma Basis.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means at any time each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)                                 a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)                                 if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)                                  if requested by the Administrative Agent in its sole discretion, ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)                                 evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e)                                  if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f)                                   if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g)                                  if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Receivables” means all Patient accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or Payor under or in respect of such account (including all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid and health maintenance organizations and any other Medical Reimbursement Programs), to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Recipient” means the Administrative Agent, any Lender, the L/C Arranger or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Refinanced Credit Agreement” means the credit agreement among the Borrower, Bank of America, N.A. as Administrative Agent and the other parties thereto, dated as of April 17 2012 and amended by the first amendment dated January 4, 2013 and the second amendment dated June 7, 2013.

“Register” has the meaning specified in Section 11.06(c).

“Reimbursement Obligations” means Borrower’s obligation to reimburse the L/C Arranger for any Letter of Credit Reimbursement Payments.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Quarter” has the meaning specified in Section 9.04.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than 50% of the Revolving Credit Exposures of all Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Retained Rights” means, with respect to any Government Receivable, the rights of the Borrower or any Subsidiary granted by applicable law and regulations over such Government Receivable, including, without limitation, and as applicable, the collection thereof and discretion over the transfer thereof to any party (including the Administrative Agent) and to enforce the claim giving rise to such Government Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated by applicable state and federal law.

“Revolving Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 8.03 that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“SFM” means Sterling Fund Management, LLC, a Delaware limited liability.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Distributions” has the meaning specified in Section 8.06(e).

“Specified Equity Contribution” has the meaning specified in Section 9.04.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.08).

“Sterling” means Sterling Capital Partners III, LP.

“Sterling Equity Reserve” has the meaning specified in Section 5.01.

“Subordinated Intercompany Note” means the Subordinated Intercompany Note in the form of Exhibit J hereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distributions” means, for so long as the Borrower is a Flow Through Entity, distributions by the Borrower to owners of Equity Interests of Borrower pursuant to Section 4.2 of Borrower’s Limited Liability Company Agreement as in effect on the date hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, collectively, the Closing Date Loan and the Delayed Draw Term Loans.

“Term Loan Commitment” means, as to each Lender, its Closing Date Term Loan Commitment and its Delayed Draw Term Loan Commitment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the portion of the Term Loan made by such Lender; provided, at any time prior to the making of the Term Loan, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Threshold Amount” means, as of any date of determination, the greater of (a) $1,000,000 and (b) 5% of Consolidated EBITDA as of the end of the period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c).

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Commitments, Revolving Credit Exposure, Term Loan Exposure and Delayed Draw Term Loan Exposure of such Lender at such time.

“Total Revolving Outstandings” means the sum of (i) the aggregate Outstanding Amount of all Revolving Loans and (ii) all Letter of Credit Usage.

“Transactions” means the disbursement of the Closing Date Tern Loans pursuant hereto on the Closing Date and the repayment of certain existing Indebtedness of the Borrower.

“TRICARE” means the TRICARE Management Activity health care program of the United States Department of Defense Military Health System, as set forth in 10 U.S.C. Section 1071 et seq.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02                        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,”

“hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms; Calculation of Financial Covenants on a Pro Forma Basis.

(a)                                 Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect on the date of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or the Primary Group, as applicable, or to the determination of any amount for the Borrower and its Subsidiaries or the Primary Group, as applicable, on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)                                 Calculation of Financial Covenants on a Pro Forma Basis. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 shall be made on a Pro Forma Basis with respect to any Acquisition, Disposition or Recovery Event occurring during the applicable period.

1.04                        Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Revolving Loans and Term Loan.

(a)                                 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as further provided herein, provided, however, any Borrowing made on the Closing Date may consist of LIBOR Rate Loans only if (A) such Borrowing complies with the requirements of Section 2.02(a) and (B) the Borrower delivers to the Administrative Agent a letter agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower, that provides an indemnity for such Borrowing on substantially the same terms as Section 3.04.

(b)                                 Closing Date Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Closing Date Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Closing Date Term

Loan Commitment. Amounts repaid on the Closing Date Term Loan may not be reborrowed. The Closing Date Term Loan may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as further provided herein, provided, however, the Borrowing made on the Closing Date may consist of LIBOR Rate Loans only if (A) such Borrowing complies with the requirements of Section 2.02(a) and (B) the Borrower delivers to the Administrative Agent a letter agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower, that provides an indemnity for such Borrowing on substantially the same terms as Section 3.04.

(c)                                  Delayed Draw Term Loan. Subject to the terms and conditions hereof and the satisfaction of the Delayed Draw Conditions, each Lender severally agrees to make, during the Delayed Draw Period, one or more Delayed Draw Term Loans to the Borrower in an aggregate amount not to exceed such Lender’s Delayed Draw Term Loan Commitment. Any amount borrowed under this Section 2.01(c) and subsequently repaid or prepaid may not be reborrowed and such amount borrowed from each Lender with a Delayed Draw Term Loan Commitment shall reduce such Lender’s Delayed Draw Term Loan Commitment in an equivalent amount. The Delayed Draw Term Loans may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as further provided herein. Each Lender’s Delayed Draw Term Loan Commitment shall expire on the Delayed Draw Term Loan Commitment Expiration Date.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given initially by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (noon) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension,

Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of FSFC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding LIBOR Rate Loans be converted immediately to Base Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

2.03                        Letters of Credit.

(a)                                 Generally. The L/C Arranger may, from time to time and in each instance in L/C Arranger’s sole and absolute discretion, arrange for the issuance or renewal of Letters of Credit by an Issuing Bank. Borrower’s obligations with respect to Reimbursement Obligations and L/C Maintenance Fees shall be evidenced by one or more L/C Notes. The Letters of Credit will secure certain obligations of Borrower to the applicable Beneficiary. Borrower shall honor its obligation to pay any and all amounts that are secured by the Letters of Credit in the ordinary course of Borrower’s business such that no amounts under the Letters of Credit are drawn. If L/C Arranger makes any Letter of Credit Reimbursement Payment, Borrower shall reimburse L/C Arranger in respect of such Letter of Credit Reimbursement Payment by paying to L/C Arranger an amount equal to such Letter of Credit Reimbursement Payment not later than 11:00 a.m., New York time, on (i) the Business Day that Borrower receives notice of such Letter of Credit Reimbursement Payment, if such notice is received prior to 10:00 a.m., New York time, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time. If Borrower fails to make such payment when due, the full amount of such unpaid Letter of Credit Reimbursement Payment shall accrue interest at the interest rate (including the Default Rate, if applicable) for Revolving Loans. Borrower’s obligation to reimburse L/C Arranger for any Letter of Credit Reimbursement Payment shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, or (ii) any other event or circumstance whatsoever that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of Borrower’s obligations hereunder or under any agreement or obligation to the Beneficiary. L/C Arranger shall have no liability or responsibility to Borrower by reason of or in connection with the Letters of Credit or L/C Arranger’s failure to make any payment thereunder or perform any of its obligations thereunder.

(b)                                 L/C Maintenance Fee. Borrower agrees to pay L/C Arranger a fee (the “L/C Maintenance Fee”) (which fee shall be retained by L/C Arranger and not shared with Administrative Agent or any Lender) equal to the Applicable Rate for Revolving Loan that are LIBOR Rate Loans per annum of the Letter of Credit Usage, plus any and all fees and charges required to be paid by L/C Arranger to the applicable Issuing Bank in connection with the Letters of Credit. The L/C Maintenance Fee shall be payable in arrears in cash commencing on October 31, 2013 and continuing on each Interest Payment Date thereafter until such time as all Letters of Credit are permanently terminated as determined by L/C Arranger in its reasonable discretion (such date being referred to herein as the “Letter of Credit Termination Date”).

(c)                                  Obligation to Provide Cash Collateral Upon Certain Events. Upon the sooner to occur of (i) the Maturity Date and (ii) the occurrence of any Event of Default, in each case upon the written request of L/C Arranger, Borrower shall immediately deposit cash into a segregated non-interest bearing Cash Collateral Account or Cash Collateral Accounts maintained with a depository institution acceptable to L/C Arranger in its reasonable discretion, under the dominion and control of the Administrative Agent, for the benefit of L/C Arranger, in an amount equal to one hundred five percent (105%) of the Letter of Credit Usage. Such deposit shall be held as collateral for any obligations of Borrower under this Section 2.03. Borrower hereby grants a security interest to the Administrative Agent for the benefit of L/C Arranger in such Cash Collateral Account and in any cash or financial assets (as defined in the Code) or other property held therein. The cash collateral maintained in such segregated collateral account, less any amounts previously paid to L/C Arranger from such account or then owing to L/C Arranger under this Section 2.03, shall be promptly remitted to Borrower on the Letter of Credit Termination Date.

2.04                        [Reserved].

2.05                        Prepayments.

(a)                                 Voluntary Prepayments of Loans.

(i)                                     Revolving Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of LIBOR Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)                                  Term Loan. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part together with the applicable Prepayment Premium; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of LIBOR Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan shall be applied in the inverse order of maturity with respect to the remaining amortization payments. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. On the date of any voluntary prepayment of any Term Loan pursuant to this Section 2.05(a)(ii), the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, whether before or after an Event of Default, the applicable Prepayment Premium. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.

(ii)                                  Dispositions and Recovery Events. The Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Dispositions or Recovery Event of the Borrower or any of its Subsidiaries to the extent (A) such Net Cash Proceeds are not reinvested in property that is useful in the business of the Primary Group within 180 days of the date of such Disposition or Recovery Event (it being understood that such prepayment shall be due immediately upon the expiration of such 180 day period) and (B) the aggregate amount of such Net Cash Proceeds that are not so reinvested exceeds $250,000 in any fiscal year of the Borrower; provided that the Borrower shall have no right to reinvest any such Net Cash Proceeds and shall instead prepay the Loans as provided above if any Event of Default exists at the time of such proposed reinvestment or would result therefrom.

(iii)                               Debt Issuances. Within two (2) Business Days of the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)                              Equity Issuances. Within two (2) Business Day of the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to (a) 100% of such Net Cash Proceeds to the extent Consolidated EBITDA as of the last day of the immediately preceding period of twelve (12) consecutive months is less than or equal to $30,000,000 and (b) 0.00% of such Net Cash Proceeds to the extent Consolidated EBITDA as of the last day of the immediately preceding period of twelve (12) consecutive months is greater than $30,000,000.

(v)                                 Extraordinary Receipts. Within two (2) Business days following receipt by Borrower or any of its Subsidiaries of the proceeds of any Extraordinary Receipts, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that the provisions of this clause (v) shall (a) not apply until such time as such aggregate Net Cash Proceeds exceed $1,000,000, and (b) once the condition in clause (a) of this proviso has been satisfied, shall apply only with respect to the Net Cash Proceeds in excess of such amount.

(vi)                              Excess Cash Flow. Commencing with the fiscal year ending December 31, 2014, no later than ten (10) Business Days after the date on which the Borrower’s annual audited financial statements for such fiscal year are required to be delivered pursuant to Section 7.01(a), (i) to the extent that the Consolidated Leverage Ratio of the Borrower and its Subsidiaries (including the members of the MPT Group) as of the last day of such fiscal year is greater than or equal to 3.00:1.00, the Borrower shall prepay the Obligations in an amount equal to (A) 50% of Excess Cash Flow for such fiscal year less (B) optional prepayments of the Term Loans actually made during such fiscal year or optional prepayments of the Revolving Loans to the extent of a corresponding permanent commitment reduction during such fiscal year, and (ii) to the extent that the Consolidated Leverage Ratio of the Borrower and its Subsidiaries (including the members of the MPT Group) as of the last day of such fiscal year is less than 3.00:1.00, the Borrower shall prepay the Obligations in an amount equal to (A) 25% of Excess Cash Flow for such fiscal year less (B) optional prepayments of the Term Loans actually made during such fiscal year or optional prepayments of the Revolving Loans to the extent of a corresponding permanent commitment reduction during such fiscal year. Any such prepayment shall be applied in accordance with subsection (ix) of this Section. Any such prepayment shall be accompanied by a certificate signed by the Borrower’s chief financial officer certifying in reasonable detail the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(vii)                           Option to Decline Prepayment. Notwithstanding anything to the contrary herein, any mandatory prepayment pursuant to Section 2.05(b) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, such declined proceeds shall be retained by the Borrower.

(viii)                        Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)                               first, to the payment of all fees, and all expenses specified in Section 11.04(a), to the full extent thereof;

(B)                               second, to the payment of any accrued interest at the Default Rate, if any;

(C)                               third, to the payment of any accrued interest (other than Default Rate interest);

(D)                               fourth, to the payment of the Prepayment Premium, if any, on any Loan;

(E)                                fifth, except in connection with any mandatory prepayment declined pursuant to Section 2.05(b)(vii), to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied pro rata to reduce the remaining scheduled installments of principal of the Closing Date Term Loans and Delayed Draw Term Loans, in each case in inverse order of maturity;

(F)                                 sixth, to prepay the Revolving Loans to the full extent thereof (with no corresponding reduction in the Revolving Commitments);

(G)                               seventh, to prepay outstanding reimbursement obligations with respect to Letters of Credit (with no corresponding reduction in the Revolving Loan Commitments); and

(H)                              eighth, to further permanently reduce the Revolving Commitments to the full extent thereof.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment, plus the applicable Prepayment Premium, if any.

2.06                        Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments or unused portion of the Delayed Draw Term Loan Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments or the L/C Limit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage thereof. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                 Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                                 [Reserved].

(c)                                  Closing Date Term Loan. The original principal amount of the Closing Date Term Loan shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), in an amount equal to (i) $468,750 for each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and ending with the fiscal quarter ending December, 2016 and (ii) $937,500 for each fiscal quarter thereafter, in each case, unless accelerated sooner pursuant to Section 9.02. The Borrower shall repay the outstanding principal amount of the Term Loan in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.02.

(d)                                 Delayed Draw Term Loans. The original principal amount of each separate Credit Extension of Delayed Draw Term Loans shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), in an amount equal to (i) (x) (A) the aggregate original principal amount of each separate Credit Extension of Delayed Draw Term Loans multiplied by (B) 2.5%, divided by (y) 4 for each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and ending with the fiscal quarter ending December 31, 2016 and (ii) (x) (A) the aggregate original principal amount of each separate Credit Extension of Delayed Draw Term Loans multiplied by (B) 5.0%, divided by (y) 4 for each fiscal quarter thereafter, in each case, unless accelerated sooner pursuant to Section 9.02. The Borrower shall repay the outstanding principal amount of all Delayed Draw Term Loans in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.02.

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, (x) automatically with respect to any Event of Default under Section 9.01(a), 9.01(f) or 9.01(g), and (y) with respect to any other Event of Default, at the election of the Administrative Agent or the Required Lenders by written notice to the Borrower, in each case, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code of the United States or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, that in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in Section 2.03:

(a)                                 The Borrower agrees to pay to the Administrative Agent the fees set forth in the Fee Letter.

(b)                                 The Borrower shall pay to Administrative Agent for the benefit of each Lender with a Revolving Commitment on (i) the last day of each calendar month (or if such day is not a Business Day on the next succeeding Business Day), (ii) the Maturity Date, and (iii) the date on which the Revolving Commitments expire or are terminated, a commitment fee equal to 0.50% per annum on the daily unused amount of the Revolving Commitment of such Lender during such calendar month (or other period commencing on the Closing Date or ending with the Maturity Date or the date on which the Revolving Commitments shall expire or be terminated).

(c)                                  The Borrower shall pay to the Administrative Agent for the benefit of Lenders with a Delayed Draw Term Loan Commitment based on their pro rata share thereof a delayed draw term loan facility advisory fee in an amount equal to 1.0% of the principal amount of each borrowing of the Delayed Draw Term Loan, payable on or before the date of such borrowing, which fee shall be deemed fully earned as of the Closing Date.

(d)                                 The Borrower shall pay to the Administrative Agent for the benefit of each Lender with a Delayed Draw Term Loan Commitment on (i) the last day of each calendar month (or if such day is not a Business Day on the next succeeding Business Day), (ii) the Maturity Date, and (iii) the date on which the Delayed Draw Term Loan Commitments expire or are terminated, a commitment fee equal to 0.50% per annum on the daily unused amount of the Delayed Draw Term Loan Commitment of such Lender during such calendar month (or other period commencing on the Closing Date or ending with the Maturity Date or the date on which the Delayed Draw Term Loan Commitments shall expire or be terminated.

(e)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall not be refundable for any reason whatsoever. Except as otherwise provided herein, such fees shall be fully earned when paid.

Notwithstanding anything to the contrary in this Section 2.09, in no event shall any sum payable under this Section 2.09 (to the extent, if any, constituting interest under applicable laws), together with all other amounts constituting interest under applicable Laws and payable in connection with this Agreement evidenced hereby, exceed the amount of interest computed at the Maximum Rate.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any

Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 [Reserved].

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 Funding by Lenders; Presumption by Administrative Agent. (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the

Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)                                  Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Reserved.

2.15                        Defaulting Lenders.

(a)                                 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               [Reserved].

(C)                               [Reserved].

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16                        Tax Reporting. Borrower and Lenders agree (i) that the Term Loan is debt for U.S. federal income tax purposes, (ii) that the issue price of the Term Loan equals [face/principal amount](1), (iii) that the Term Loan is not governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iv) not to file any tax return, report or declaration inconsistent with the foregoing clauses. The inclusion of this Section 2.16 is not an admission by any Lender that it is subject to United States taxation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(1)                                 NTD: Language to be confirmed.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and Payment in Full.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s LIBOR Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the LIBOR Base Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Base Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06                        Mitigation of Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.

All of the Loan Parties’ obligations under this Article III shall survive Payment in Full and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws, (ii) the Obligations guaranteed under Section 4.01 shall at no time include any Excluded Swap Obligations.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person)

shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

4.07                        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

4.08                        Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in a manner satisfactory to the Administrative Agent and each Lender:

(a)                                 Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender (and, in the case of the Management Fee Subordination Agreement, by each party to the Management Agreement).

(b)                                 Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(c)                                  Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (x) its jurisdiction of formation and (y) each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (y), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)                                 A Note executed by the Borrower in favor of each Lender requesting a Note;

(e)                                  Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i)                                     searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Administrative Agent;

(ii)                                  all certificates, if any, evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto;

(iii)                                   searches of ownership of, and Liens on, United States registered intellectual property of each Loan Party in the appropriate governmental offices; and

(iv)                              duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties.

(f)                                   [Reserved].

(g)                                  Availability. On the Closing Date, after giving effect to the Credit Extensions on the Closing Date, Availability shall not be less than $9,400,000.

(h)                                 Consolidated EBITDA. As of September 30, 2013, the Loan Parties shall have consolidated EBITDA (determined in the same manner as Consolidated EBITDA) of not less than $16,500,000.

(i)                                     Material Adverse Effect. Since December 31, 2012, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(j)                                    [Reserved].

(k)                                 Solvency Certificate. Receipt by the Administrative Agent of a certificate from the chief executive officer or chief financial officer of the Borrower as to the Solvency of the Loan Parties on a consolidated basis after giving effect to the Credit Extensions on the Closing Date and the use of the proceeds thereof.

(l)                                     Management Agreement.

(i)                                     The payment of the Management Fee shall be subordinated to the Obligations in a manner and to an extent satisfactory to the Administrative Agent pursuant to the Management Fee Subordination Agreement.

(ii)                                  The Administrative Agent shall have received a copy of the Management Agreement certified by a Responsible Officer of the Borrower as true and complete as of the Closing Date.

(m)                             Closing Certificate. Receipt by the Administrative Agent of a certificate in the form of Exhibit I signed by a Responsible Officer of the Borrower dated as of the Closing Date certifying as to the matters set forth therein.

(n)                                 Preferred Equity Interests. All preferred stock of the Borrower outstanding on the Closing Date shall not require or permit any cash payments ((other than Tax Distributions) prior to the date that is 181 days after the Maturity Date).

(o)                                 Sterling Equity Reserve. Sterling shall have agreed to reserve $30 million (less any equity contributions made by Sterling or its Controlled Investment Affiliates to the Borrower after April 17, 2012 for future potential equity contributions in the Borrower which in any case will be made upon terms and conditions that are acceptable to Sterling in its sole discretion (the “Sterling Equity Reserve”)).

(p)                                 Refinance of Existing Indebtedness. The Borrower and its Subsidiaries shall have repaid all outstanding Indebtedness (other than Indebtedness permitted under Section 8.03) (the “Existing Indebtedness”) and terminated all commitments to extend credit with respect to the Existing Indebtedness, and all Liens securing the Existing Indebtedness and all guaranties and other credit enhancements with respect to the Existing Debt shall have been released.

(q)                                 Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(r)                                    Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(s)                                   Amendments to Existing MPT Documents. Receipt by the Administrative Agent of fully executed amendments, in form and substance satisfactory to the Administrative Agent, to the Existing MPT Documents to the extent necessary or otherwise reasonably requested by the Administrative Agent to give effect to the transactions contemplated by the Loan Documents (including to permit each member of the MPT Group to grant security interests in its assets, in each case as and to the extent provided in the Loan Documents).

(t)                                    Other Documents. The Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Rate Loans) is subject to the following conditions precedent:

(a)                                 (i) on the Closing Date, the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, and (ii) on the date of any other Credit Extension, the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) as of such earlier date.

(b)                                 No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02 have been satisfied on and as of the date of the applicable Credit Extension.

5.03                        Conditions to Extension of Delayed Draw Term Loans.

In addition to the satisfaction of the foregoing conditions contained in Section 5.02 above, prior to making any Delayed Draw Term Loan during the Delayed Draw Period, the Borrower shall have satisfied each of the following conditions precedent (collectively, the “Delayed Draw Conditions”):

(a)                                 Subject to the restrictions set forth in Section 7.11(c), the proceeds of the Delayed Draw Term Loans may be used solely to make (i) Specified Distributions and (ii) Consolidated Capital Expenditures solely with respect to Primary Facilities, in the case of each of clause (i) and (ii) as and to the extent permitted under this Agreement.

(b)                                 The Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that, on a pro forma basis after giving pro forma effect to the contemplated Delayed Draw Term Loan (and any other Delayed Draw Term Loan theretofore made or contemplated to be made on such date), the Consolidated Leverage Ratio of the Borrower and its Subsidiaries (including the members of the MPT Group) calculated as of the last day of the most recently completed twelve consecutive month period with respect to which the Administrative Agent has received financial statements pursuant to Section 7.01(c) does not exceed the maximum Consolidated Leverage Ratio of the Borrower and its Subsidiaries (including the members of the MPT Group) permitted under Section 8.11(a) at such time, less 0.25; provided however, that if such Delayed Draw Term Loan is requested prior to the first measurement period for any financial covenant set forth in Section 8.11, compliance with this clause (b) shall be determined as of the compliance levels for such financial covenants first measurement period were in effect.

(c)                                  Subject to the satisfaction of the other conditions set forth in this Section 5.03 and in Section 5.02:

(i)                                     to the extent that Consolidated EBITDA, calculated for the most recently completed twelve consecutive month period with respect to which the Administrative Agent has received financial statements pursuant to Section 7.01(c), is less than or equal to $30,000,000, the Borrower shall be entitled to request Delayed Draw Term Loans in an aggregate principal amount not to exceed the lesser of (x) the aggregate unused portion of the Delayed Draw Term Loan Commitments and (y) an amount that, if added to Consolidated Funded Indebtedness as of the last day of such twelve consecutive month period, would not cause the Consolidated Leverage Ratio as of the last day of such twelve consecutive month period to exceed 4.00:1.00 on a pro forma basis; and

(ii)                                  to the extent that Consolidated EBITDA, calculated for the most recently completed twelve consecutive month period with respect to which the Administrative Agent has received financial statements pursuant to Section 7.01(c), is greater than $30,000,000, the Borrower shall be entitled to request Delayed Draw Term Loans in aggregate principal amount not to exceed the lesser of (x) the aggregate unused portion of the Delayed Draw Term Loan Commitments and (y) an amount that, if added to Consolidated Funded Indebtedness as of the last day of such twelve consecutive month period, would not cause the Consolidated Leverage Ratio as of the last day of such twelve consecutive month period to exceed 4.50:1.00 on a pro forma basis;

(d)                                 the average daily patient per day calculated for the Facilities, taken as a whole but excluding any Facility that has opened to the public less than three (3) months prior to the date of measurement, is not less than eight (8) per Facility for the most recent fiscal quarter;

(e)                                  since the enactment of Texas House Bill 1357, there has not been a change in Texas Law or any other legislative proposal or legislation which would restrict the Borrower from performing and billing for emergency room procedures as emergency room procedures in a manner that could reasonably be expected to be materially adverse to the interests of the Borrower or any Subsidiary thereof or the Administrative Agent, L/C Arranger or any Lender;

(f)                                   since December 31, 2012, there has not been a material decrease in commercial payor reimbursement from BCBS TX or for Multiplan;

(g)                                  on the date on which any Delayed Draw Term Loan is made, the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of such date;

(h)                                 a Change of Control shall not have occurred; provided that, for purposes of this Section 5.03(h), the reference to 50% in clause (a) of the definition of Change of Control shall be deemed to be a reference to 60%; and

(i)                                     delivery of an officer’s certificate by a Responsible Officer of Company certifying compliance with each of the conditions set forth in Section 5.02 and this Section 5.03.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02 and this Section 5.03 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01                        Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02                        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) the MPT Master Lease; or (c) violate any Law.

6.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens purported to be granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) other than (i) those that have already been obtained and are in full force and effect and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation on the Closing Date, or (d) the giving of guaranties by the Guarantors pursuant to Article IV.

6.04                        Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms.

6.05                        Financial Statements; No Material Adverse Effect.

(a)                                 [Reserved];

(b)                                 The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or set forth on Schedule 6.05(b); (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)                                  From the date of the Interim Financial Statements to and including the Closing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)                                 The financial statements delivered pursuant to Section 7.01(a) and (c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (c)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries or the Primary Group, as applicable, as of the dates thereof and for the periods covered thereby.

(e)                                  Since December 31, 2012, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06                        Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil penalties, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties after due and diligent investigation or threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties, revenues, officers or other member of their management that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07                        No Default.

(a)                                 Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Default has occurred and is continuing.

(c)                                  No “Event of Default” (or any similar term) with respect to the Borrower or any Subsidiary has occurred and is continuing under or with respect to any MPT Document.

(d)                                 No material breach of any MPT Document by the Borrower or any Subsidiary thereof party thereto has occurred and is continuing that would permit any counterparty to such MPT Document, whether by the terms of such document, applicable law or otherwise, to terminate such MPT Document or cease to be obligated to perform or observe its obligations thereunder.

6.08                        Ownership of Property; Liens.

(a)                                 Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

(b)                                 The Mortgages executed and delivered after the Closing Date will be, effective to create in favor of the Administrative Agent (for the benefit of the holders of Obligations) a legal, valid and enforceable first priority Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property (as such term is defined in the applicable Mortgage) thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Administrative Agent (for the benefit of holders of Obligations) shall have a perfected first priority Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

6.09                        Environmental Compliance.

Except in each case as could not reasonably be expected to have a Material Adverse Effect:

(a)                                 Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (collectively the “Facilities” and each a “Facility”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b)                                 None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)                                  Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or any of the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)                                 Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f)                                   There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10                        Insurance.

(a)                                 The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in businesses similar to those engaged in by the Borrower and its Subsidiaries and owning properties similar to those owned by the Borrower and its Subsidiaries.

(b)                                 The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

6.11                        Taxes.

The Borrower and its Subsidiaries have filed all federal and state income tax and all other material tax returns and reports required to be filed, and have paid all federal and state income taxes and all other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.12                        ERISA Compliance.

(a)                                 Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal or state laws. Each Pension Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than a Multiemployer Plan) that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to cause a Material Adverse Effect (i) no ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained with respect to any Pension Plan (other than a Multiemployer Plan); (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (v) no Pension Plan (other than a Multiemployer Plan) has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan); and (vi) no Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA, or is or is expect to be insolvent or in reorganization within the meaning of Title IV of ERISA.

6.13                        Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (a) jurisdiction of incorporation or organization and (b) percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and, to the extent applicable, non-assessable and are owned by a Loan Party free and clear of all Liens except those created under the Collateral Documents and, as of the Closing Date, in the amounts specified on Schedule 6.13.

6.14                        Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15                        Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

6.16                        Compliance with Laws.

Each of the Borrower and its Subsidiaries and, to the knowledge of the Responsible Officers of the Loan Parties, each Contract Provider, is in compliance with all Laws (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, HITECH Act, 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1395nn, the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and the United States Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.)) except in such instances in which (x) such Law is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply with such Law would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing:

(a)                                 none of the Borrower, any Subsidiary and, to the knowledge of the Responsible Officers of the Loan Parties, any Contract Provider or any individual employed by the Borrower or any Subsidiary could reasonably be expected to have criminal culpability or be subject to sanction relating to the Medicare Regulations, Medicaid Regulations, HIPAA, the HITECH Act, or any federal or state anti-kickback, false claim, fraud and abuse or self-referral laws or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to the Responsible Officers of the Loan Parties where such sanction, culpability or exclusion would reasonably be expected to result in a Material Adverse Effect;

(b)                                 current coding and billing policies, arrangements, protocols and instructions of the Borrower and each Subsidiary comply with requirements of Payors and are administered by properly trained personnel, except where any such failure to comply has not resulted or would not reasonably be expected to result in a Material Adverse Effect; and

(c)                                  except for exceptions to the following that would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries are a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar assessments with or imposed by any Governmental Authority under any Law.

6.17                        Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Closing Date a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary or any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary does not infringe on any rights of any other Person. As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18                        Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19                        Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20                        Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property) other than such leased real property locations where the fair market value of Collateral located thereon is less than $100,000. Set forth on Schedule 6.20-2 is the chief executive office, U.S. taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. No Loan Party is organized in more than one state. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20-3, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21                        Reimbursement from Medical Reimbursement Programs.

The Receivables of the Borrower and each Subsidiary have been adjusted in all material respects to reflect the requirements of all Laws and written reimbursement policies of any applicable Payor (including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors). Without limitation the generality of the foregoing:

(a)                                 Receivables of the Borrower and each Subsidiary relating to any Payor do not exceed amounts such Person is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case to the extent it would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 there is no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, recoupment or penalty action or other adverse action against any of the Borrower or any Subsidiary under Medicare, Medicaid or any other Payor program, which would reasonably be expected to result in a Material Adverse Effect.

6.22                        Licensing and Accreditation.

Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries and each Contract Provider has, to the extent applicable: (a) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated, (b) obtained and maintains in good standing all required licenses, permits, authorizations, registrations and approvals of each Governmental Authority necessary to the conduct of its business, including without limitation a license to provide the professional services provided by such Person; (c) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (d) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements; and (e) ensured that all such required licenses or restricted certifications and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

6.23                        OFAC.

No Loan Party nor, to the knowledge of any Loan Party, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent) of Sanctions.

6.24                        Casualty, etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary thereof to:

7.01                        Financial Statements.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 as soon as available, but in any event within one hundred twenty days after the end of each fiscal year of the Borrower:

(i)                                     a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in equityholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(ii)                                  a consolidated and consolidating balance sheet of the Primary Group as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in equityholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, equityholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(b)                                 [reserved]; and

(c)                                  as soon as available, but in any event within thirty (30) days after the end of each of month of each fiscal year of the Borrower (commencing with the fiscal month ended October 31, 2013):

(i)                                     (A) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such month, (B) the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year than ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, (C) a report detailing the amount of Government Receivables received by the Obligors, if any, both for such month and for the year to date, and (D) a report detailing the Borrower and its Subsidiaries’ patient volume and revenue by payor, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; provided that, without limiting the foregoing requirements, such financial statements and reports shall contain at least the information contained in the August 2013 reporting package delivered to the Administrative Agent prior to the Closing Date; and

(ii)                                  (A) a consolidated and consolidating balance sheet of the Primary Group as of the end of such month, (B) the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year than ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, (C) a report detailing the amount of Government Receivables received by the Obligors, if any, both for such month and for the year to date, and (D) a report detailing the Borrower and its Subsidiaries’ patient volume and revenue by payor, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(d)                                 as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries and of the Primary Group in each case on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (c) above at the times specified therein.

7.02                        Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under the financial covenants set forth herein or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (c) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 [Reserved];

(e)                                  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party or any Subsidiary thereof by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(f)                                   promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, to the extent disclosure thereof is not prohibited by applicable Law or applicable Governmental Authority, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

(g)                                  promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request and that is available to the Borrower or such Subsidiary;

(h)                                 as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify; and

(i)                                     promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

Documents required to be delivered pursuant to Section 7.01(a) or (c) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders or the L/C Arranger materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking

Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03                        Notices.

Promptly notify the Administrative Agent and each Lender of, to the extent permitted by applicable Law or applicable Governmental Authority:

(a)                                 the occurrence of any Default;

(b)                                 any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(d)                                 (i) the institution of any investigation, review or proceeding against the Borrower or any Subsidiary to suspend, revoke or terminate (or that could reasonably be expected to result in the suspension, revocation or termination of) any Medicaid Provider Agreement or Medicare Provider Agreement, (ii) the institution of any investigation, review or proceeding against the Borrower or any Subsidiary that could reasonably be expected to result in an Exclusion Event or (iii) any notice of loss or threatened loss of any material accreditation, healthcare license, permit, registration, certificate, authorization or certification, or loss of participation under any Medical Reimbursement Program; and

(e)                                  Any notice of default (however termed) or any other material notice received by or on behalf of the Borrower or any of its Subsidiaries with respect to any MPT Document.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04                        Payment of Taxes.

Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05                        Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

7.06                        Maintenance of Properties.

(a)                                 Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07                        Maintenance of Insurance.

(a)                                 Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)                                 Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)                                  Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

7.08                        Compliance with Laws.

(a)                                 Except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (i) comply with all Laws (including Titles XVIII and XIX of the Social Security Act, Medicare Regulations and Medicaid Regulations) and all restrictions and requirements imposed by any Governmental Authority and take all reasonable action to cause each Contract Provider to comply with all Laws, including all laws, rules and regulations of Governmental Authorities pertaining to the licensing and conduct of professionals and other health care providers; (ii) obtain and maintain, and take all reasonable action to cause each Contract Provider to obtain and maintain, all licenses, permits, certifications, registrations and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Provider Agreements and Medicaid Provider Agreements); (iii) ensure, and take all reasonable action to cause each Contract Provider to ensure, that coding and billing policies, arrangements, protocols and instructions will comply with all Laws and all reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and Payors and will be administered by properly trained personnel; (iv) ensure that medical director compensation arrangements and other arrangements with referring physicians, if any, will comply with all Laws including applicable state and federal self-referral and anti-kickback laws, including 42 U.S.C. Section 1320a-7b(1)-(b)(2), 42 U.S.C. Section 1395nn; and (v) implement, and use commercially reasonable efforts to cause each Contract Provider to implement, policies that are consistent with the regulations implementing the privacy requirements of the Administrative Simplification subtitle of HIPAA set forth at 45 CFR Parts 160, 162 and 164 and the HITECH Act on or before the date on which such regulations become applicable to such Person.

(b)                                 Maintain a compliance program which is reasonably designed to provide effective internal controls that promote adherence to and prevent and detect material violations of Laws, including any Medicaid Regulations and Medicare Regulations and which includes the reasonable implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program and with Laws.

7.09                        Books and Records.

(a)                                 Maintain proper books of record and account with entries that are full, true and correct in all material respects in conformity with GAAP consistently applied with respect to all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case maybe.

(b)                                 Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10                        Inspection Rights.

(a)                                 Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that (i) absent an Event of Default, the Borrower shall be required to pay for only one such visit and/or inspection by the Administrative Agent in any fiscal year of the Borrower and (ii) when an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Each Lender shall be permitted to have representatives or independent contractors of such Lender accompany the Administrative Agent on any visit described in this clause (a) at the sole cost of such Lender.

(b)                                 If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower; provided, however, unless an Event of Default exists, the Administrative Agent shall not conduct such audit more frequently than once in any 12 month period.

(c)                                  If requested by the Administrative Agent in its sole discretion, promptly deliver to the Administrative Agent (a) asset appraisal reports with respect to all of the real and personal property owned by the Borrower and its Subsidiaries, and (b) a written audit of the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries; provided, however, unless an Event of Default exists, the Administrative Agent shall not conduct such appraisal or audit more frequently than once in any 12 month period.

7.11                        Use of Proceeds.

(a)                                 Use the proceeds of the Revolving Loans solely for working capital, Consolidated Capital Expenditures solely with respect to Primary Facilities, Permitted Acquisitions and other general corporate purposes not in contravention of any Law or of any Loan Document, provided that no Letter of Credit other than each MPT Letter of Credit may support or secure any obligations under, or finance any capital expenditures contemplated by, the MPT Documents.

(b)                                 Use the proceeds of the Closing Date Term Loan solely to refinance Existing Indebtedness, for working capital and for Consolidated Capital Expenditures solely with respect to Primary Facilities, provided that the proceeds of the Term Loan may not, directly or indirectly, support or secure any obligations under, or finance any capital expenditures contemplated by, any of the MPT Documents.

(c)                                  Use the proceeds of the Delayed Draw Term Loan solely to fund Specified Distributions and for Consolidated Capital Expenditures solely with respect to Primary Facilities, provided that the proceeds of the Delayed Draw Term Loans may not, directly or indirectly, support or secure any obligations under, or finance any capital expenditures contemplated by, the MPT Documents.

7.12                        Holdings, Additional Subsidiaries and non-Immaterial Subsidiaries.

(a)                                 Within forty-five (45) days following the Closing Date (or such later date as the Administrative Agent may agree to it in its sole discretion) (such date, the “Holdings Outside Date”), cause (i) a new limited liability company or corporation to be organized in a U.S. State, and pursuant to organizational documents, in each case reasonably acceptable to the Administrative Agent (such entity, “Holdings”), (ii) Holdings to become and at all times thereafter remain the direct owner of 100% of the Equity Interests of the Borrower, (iii) Holdings to become and at all times remain a party to this Agreement by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, (iv) Holdings to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, and (v) Holdings to deliver to the Administrative Agent documents of the types referred to in Sections 5.01(c) and (d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                                 Within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after (a) any Person becomes a Domestic Subsidiary, including any member of the MPT

Group (in each case, other than any Immaterial Subsidiary) or (b) any Domestic Subsidiary ceases to be an Immaterial Subsidiary, cause such Person to (i) except in the case of any MPT Operator that is not permitted under the MPT Documents to become a Guarantor, become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(c) and (d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13                        Pledged Assets.

(a)                                 Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of the Borrower and each Domestic Subsidiary (other than any Immaterial Subsidiary) directly or indirectly owned by any Loan Party and (ii) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than any Immaterial Subsidiary) directly owned by any Loan Party in each case to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver (or cause to be delivered) to the Administrative Agent such other documentation as the Administrative Agent may request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                                 Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected and, in the case of real property, perfected and enforceable Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.14                        Government Receivables Accounts.

With respect to Government Receivables originated by any Loan Party, (a) establish Government Receivables Accounts with respect to the receipt and processing of payments in respect of such Government Receivables in compliance with Section 4(a)(iv) of the Security Agreement, (b) instruct each obligor to make all payments in respect of such Government Receivables directly to a Government Receivables Account (and use commercially reasonable efforts to cause such payments to be made by electronic funds transfer) in accordance with Section 4(a)(v) of the Security Agreement, (c) if an obligor in respect of such Government Receivables fails to comply with such instructions, promptly and in any event with five Business Days transfer any payment received from an obligor in respect of such Government Receivables to a Government Receivables Account and (d) cause each Government

Receivables Account to contain only payments made in respect of Government Receivables and the proceeds thereof.

7.15                        Cash Collateral Accounts.

Cause each of the Loan Parties to maintain all Cash Collateral Accounts with a commercial bank located in the United States, which has executed and delivered a deposit account control agreement among such commercial bank, the applicable Loan Party and the Administrative Agent for the benefit of the Administrative Agent or any other holder of Obligations pursuant to the terms of the Security Agreement.

7.16                        Reserved.

7.17                        Interest Rate Protection Agreements.

(a)                                 Within ninety days after the Closing Date, the Borrower shall enter into and thereafter maintain interest rate protection agreements (protecting against fluctuations in interest rates) having a term of at least three years from the Closing Date, establishing a fixed or maximum interest rate of 10.5% per annum for an aggregate notional amount equal to at least 50% of the aggregate principal amount of all Term Loans then outstanding.

(b)                                 Within the period commencing on December 31, 2014 and ending ninety days thereafter, the Borrower shall enter into and thereafter maintain interest rate protection agreements (protecting against fluctuations in interest rates) having a term of at least three years from the Closing Date, establishing a fixed or maximum interest rate of 10.5% per annum for an aggregate notional amount equal to at least 50% of (i) the aggregate principal amount of all Term Loans then outstanding minus (ii) the aggregate principal amount of the Term Loans in respect of which interest rate protection agreements (protecting against fluctuations in interest rates) have been entered into and maintained pursuant to Section 7.17(a).

7.18                        Sterling Equity Reserve.

Until the date that Consolidated EBITDA, calculated for the most recently completed twelve consecutive month period with respect to which the Administrative Agent has received financial statements pursuant to Section 7.01(c), is greater than $30,000,000, (i) cause Sterling to maintain the Sterling Equity Reserve and (ii) request an equity contribution from Sterling under the Sterling Equity Reserve at any time that Liquidity is less than $5 million in an amount equal to the lesser of (a) an amount sufficient to cause Liquidity to equal or exceed $5 million and (b) the amount of the Sterling Equity Reserve then in effect.

7.19                        Compliance with Environmental Laws.

Use and operate all of its and their properties in material compliance with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, subject to the terms of any lease or operating agreement to which Borrower or any Subsidiary is a party, conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action if and as required by Environmental Law to address Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

7.20                        Preparation of Environmental Reports.

At the request of the Administrative Agent or the Required Lenders from time to time following the occurrence and during the continuation of an Event of Default , provide to the Lenders within 60 days after such request or such longer period, if any, as the Administrative Agent shall agree to in its sole discretion, at the expense of the Borrower, an environmental site assessment report for any properties owned, leased or operated by it (subject to the terms of any lease or operating agreement as to which the counterparty is not the Borrower, any Subsidiary thereof or any of their respective Affiliates) described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, response or other corrective action required under Law or by any Governmental Authority with competent jurisdiction to address any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns or leases any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment.

7.21                        Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent or any other holder of Obligations the rights granted or now or hereafter intended to be granted to the Administrative Agent or any other holder of Obligations under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

7.22                        Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

7.23                        Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

7.24                        Conference Calls.

Upon request by the Administrative Agent, unless and until any Delayed Draw Term Loan has been made, cause the chief financial officer of the Borrower to have a monthly conference call with the Administrative Agent at a mutually agreed time and date; provided such date shall be not later than five days following the date on which the Administrative Agent requests such conference call.

7.25                        Post-Closing Covenants.

(a)                                 Within 45 days after the Closing Date (or with respect to any Primary Facility of the type described in clause (b) of the definition thereof, within 45 days after the purchase or development thereof), (i) use commercially reasonable efforts to obtain estoppel letters, consents and waivers, in each case in form and substance reasonably satisfactory to the Administrative Agent, with respect to the location of every Primary Facility and (ii) obtain estoppel letters, consents and waivers, in the case of each of clauses (i) and (ii) in form and substance reasonably satisfactory to the Administrative Agent, with respect to the location of the chief executive office of each Loan Party.

(b)                                 Comply with the requirements of Section 4(a)(iv) of the Security Agreement within the time periods set forth therein.

(c)                                  Within 45 days after the Closing Date (or such longer period as the Administrative Agent may agree to in its sole discretion), deliver to the Administrative Agent each of the items specified in clauses (a)-(g) of the definition of Real Property Security Documents with respect to the property located at 2710 Western Center Boulevard, Fort Worth, Texas 76131 (it being agreed that for purposes of such definition this Section 7.25 shall constitute a request by the Administrative Agent for the delivery or provision of such documents).

(d)                                 Within 30 days after the Closing Date (or such longer period as the Administrative Agent may agree to in its sole discretion), deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, duly executed originals of deposit account control agreements with respect to each Deposit Account (except for Deposit Accounts into which Government Receivables are deposited by payors to the extent applicable Law and regulations prohibit the Administrative Agent from obtaining control over such Deposit Accounts) held by any Loan Party as are necessary for the purpose of obtaining and maintaining control with respect to each such Deposit Account.

(e)                                  Within 5 Business Days after the Closing Date (or such longer period as the Administrative Agent may agree to in its sole discretion), deliver to the Administrative Agent, copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents and otherwise in form and substance satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party (other than Holdings, except with respect to Section 8.17 only) shall, nor shall it permit any Subsidiary thereof to, directly or indirectly:

8.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)                                  Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than sixty days or, if overdue for more than sixty days, are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) for which adequate reserves determined in accordance with GAAP have been established;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)                                    licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k)                                 any interest of title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)                                     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)                             normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; provided that such setoff rights do not apply with respect to Indebtedness;

(n)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)                                 to the extent constituting a Lien, Retained Rights;

(p)                                 Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(q)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r)                                    Liens granted by any MPT Operator on the MPT Senior Collateral to secure the MPT Claim, provided that prior to such MPT Operator granting such Lien MPT and each MPT Operator shall have entered into the MPT Intercreditor Agreement with the Administrative Agent;

(s)                                   Liens granted by the Borrower in favor of Bank of America, N.A. pursuant to the Existing L/C Security Agreement as in effect on the Closing Date in the Deposit Accounts (as defined therein as of the Closing Date), subject to the limitations contained therein, securing Indebtedness permitted under Section 8.03(l); and

(t)                                    other Liens securing liabilities (other than Indebtedness) in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

8.02                        Investments.

Make any Investments, except:

(a)                                 Investments in the form of cash or Cash Equivalents;

(b)                                 Investments outstanding on the Closing Date and set forth in Schedule 8.02;

(c)                                  Investments in any Person that is a Loan Party prior to giving effect to such Investment, provided that Investments by members of the Primary Group in members of the MPT

Group shall be limited to (i) each MPT Cost Overrun Guaranty and the MPT Master Lease Guaranty permitted by Section 8.03, (ii) each MPT Letter of Credit and (iii) other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 8.03;

(f)                                   Permitted Acquisitions; provided that the acquisition previously identified in writing by the Borrower to the Administrative Agent prior to the Closing Date shall be deemed a Permitted Acquisition provided that it satisfies each of the criteria set forth in the definition of Permitted Acquisition other than in clause (h) thereof;

(g)                                  loans and advances to employees of the Borrower or any Subsidiary for reimbursable expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(h)                                 Investments consisting of the non-cash portion of consideration received in connection with Dispositions permitted pursuant to Section 8.05;

(i)                                     Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of the Borrower or any Subsidiary which are used by such Persons to purchase simultaneously Equity Interests of the Borrower;

(j)                                    Investments consisting of Swap Contracts permitted by Section 8.03;

(k)                                 to the extent constituting Investments, the issuance of Letters of Credit for the account of, or to support or secure obligations of, members of the Primary Group; and

(l)                                     Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $500,000 in the aggregate measured as of the date of incurrence thereof.

8.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and set forth in Schedule 8.03 and any refinancings, refundings, renewals and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) the material terms taken as a whole of such refinancing, refunding, renewal or extension are not materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced, refunded, renewed or extended, (iii) if the Indebtedness so refinanced, refunded, renewed or extended was unsecured, the refinancing, refunding, renewing or extending Indebtedness shall be unsecured, (iv) if the Indebtedness so refinanced, refunded, renewed or extended was secured by a junior Lien to the Lien securing the Obligations, then the refinancing, refunding, renewing or extending Indebtedness shall be unsecured or secured by a junior Lien to the Lien securing the Obligations, and (v) if the Indebtedness so refinanced, refunded, renewed or extended was subordinated to the Obligations or any other obligations junior to or subordinated to the Obligations, such refinancing, refunding, renewing, or extending Indebtedness shall be subordinated to the Obligations or other obligations junior to at least the same extent;

(c)                                  intercompany Indebtedness permitted under Section 8.02;

(d)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $5,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)                                   Guarantees with respect to Indebtedness permitted under this Section 8.03 provided that no member of the Primary Group (other than the Borrower pursuant to each MPT Cost Overrun Guaranty and the MPT Master Lease Guaranty) shall provide a Guarantee of any Indebtedness under the MPT Documents; provided further that the Guarantee by the Borrower pursuant to the MPT Master Lease Guaranty shall be permitted only if such Guarantee is subject to the MPT Subordination Agreement;

(g)                                  Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;

(h)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, in each case, drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within 5 Business Days of its incurrence;

(i)                                     Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with financing of insurance premiums; provided that the total of all such Indebtedness shall not exceed the aggregate amount of such unpaid insurance premiums;

(j)                                    subject to compliance with Section 8.06(d), the issuance by the Borrower or any Subsidiary of Indebtedness as payment for all or a portion of any Employee Equity Repurchase, provided that (i) such Indebtedness is subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) the aggregate principal amount of such Indebtedness shall not exceed $5,000,000 at any time;

(k)                                 Indebtedness incurred by the members of the MPT Group under the MPT Documents in an aggregate amount not to exceed the MPT Maximum Funding Amount;

(l)                                     Indebtedness of the Borrower to Bank of America, N.A. under the Existing L/C Security Agreement, as in effect on the Closing Date, securing Indebtedness (as defined therein, as such definition is in effect on the Closing Date) in an aggregate amount not to exceed $300,000; and

(m)                             other Indebtedness not specified above, provided, that the principal amount of such Indebtedness does not exceed $500,000 in the aggregate at any time outstanding.

8.04                        Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Event of Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that (i) the Borrower is the continuing or surviving Person and (ii) such Subsidiary is not an MPT Operator, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that (i) if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party and (ii) no member of the MPT Group shall merge or consolidate with any Subsidiary that is a member of the Primary Group unless, subject to Section 8.16(c), (e) and (f) such merger or consolidation is pursuant to a “Property Substitution” under Article XXXIV of the MPT Master Lease, (c) subject to clause (a) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that if the Borrower or another Loan Party is a party thereto then the Borrower or such Loan Party is the continuing or surviving Person and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, (i) could not reasonably be expected to have a Material Adverse Effect, (ii) would not result in any property that constitutes MPT Senior Collateral being distributed or otherwise transferred to any member of the Primary Group, and (iii) no Event of Default exists immediately prior to such dissolution, liquidation or winding up, as applicable, or would result therefrom.

8.05                        Dispositions.

Make any Disposition other than:

(a)                                 subject to Section 8.16(c), (e) and (f), the transfer of a Primary Facility to a member of the MPT Group pursuant to a “Property Substitution” under Article XXXIV of the MPT Master Lease; and

(b)                                 any other Disposition provided that (i) 80% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and the total consideration shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.14, (iii) no Default or Event of Default has occurred and is continuing or will be caused by such Disposition, (iv) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, such transaction is not prohibited by the terms of Section 8.13, (v) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (vi) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $1,000,000.

8.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)                                 each Subsidiary may declare and make Restricted Payments to Loan Parties that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)                                  the Borrower may declare and make Tax Distributions with respect to any period for which the Borrower is a Flow Through Entity;

(d)                                 the repurchase by the Borrower of Equity Interests in the Borrower held by a former officer, director or employee provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c) after giving effect to such repurchase on a Pro Forma Basis and (iii) the aggregate principal amount of all such repurchases shall not exceed $5,000,000 (the “Employee Equity Repurchases”); and

(e)                                  subject to compliance with the Delayed Draw Conditions, the Borrower may distribute the proceeds of the Delayed Draw Term Loans to owners of its Equity Interests, ratably in accordance with their ownership thereof (such distributions, the “Specified Distributions”); provided that such Specified Distributions are made within two Business Days of the date on which the Delayed Draw Term Loans are made.

8.07                        Change in Nature of Business.

Engage in any line of business other than Medical Services Businesses.

8.08                        Transactions with Affiliates; Management Fees.

(a)                                 Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (i) transactions among Loan Parties, (ii) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (iii) normal and reasonable compensation and reimbursement of expenses of officers and directors, (iv) payment of the Management Fee, Management Expenses and Medical Management Fees in each case to the extent permitted by Section 8.08(b), and (v) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

(b)                                 Pay any management, consulting or similar fee to any Affiliate or to any manager, director, officer or employee of the Borrower or any Subsidiary except that the Borrower may pay: (i) Management Expenses, (ii) Medical Management Fees, and (iii) the Management Fees; provided that (A) the aggregate amount of Management Fees paid during any fiscal year shall not exceed the sum of (1) $500,000 plus (2) the amount of any increase in the Management Fee on each January 1 pursuant to

Section 5.1 of the Management Agreement as in effect on the date hereof plus (3) any accrued Management Fees permitted to be paid pursuant to clause (b)(iii), and (B) no Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom; provided further that any Management Fees that are not paid when due as a result of the existence of an Event of Default may accrue during such time and be paid upon the cure or waiver in writing of such Event of Default so long as no other Event of Default then exists or would be caused by such payment.

(c)                                  Amend, modify or change the Management Agreement in a manner materially adverse to the Borrower and its Subsidiaries (including any amendment, modification or change that increases the amount of, or that accelerates the timing for payment of, the Management Fee, Management Expenses or any other amount payable thereunder).

8.09                        Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale or (5) the MPT Documents (and amendments thereto not prohibited by Section 8.16(a)), provided that any such restriction contained therein relates only to the Borrower or any Subsidiary party to the MPT Documents or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10                        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11                        Financial Covenants.

(a)                                 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, as of the last day of any period of twelve consecutive fiscal months of Borrower ending on the date set forth in the table below, to exceed the ratio set forth opposite such date in the table below:

Date	Consolidated Leverage Ratio
March 31, 2014	5.25 to 1.0
June 30, 2014	5.25 to 1.0
September 30, 2014	5.25 to 1.0
December 31, 2014	5.00 to 1.0
March 31, 2015	5.00 to 1.0

Date	Consolidated Leverage Ratio
June 30, 2015	5.00 to 1.0
September 30, 2015	4.75 to 1.0
December 31, 2015	4.50 to 1.0
March 31, 2016	4.25 to 1.0
June 30, 2016	4.00 to 1.0
September 30, 2016	3.75 to 1.0
December 31, 2016 and thereafter	3.50 to 1.0

(b)              Consolidated Interest Charge Coverage Ratio. Permit the Consolidated Interest Charge Coverage Ratio, as of the last day of any period of twelve consecutive fiscal months of Borrower ending on the date set forth in the table below, to exceed the ratio set forth opposite such date in the table below:

Date	Consolidated Interest Charge Coverage Ratio
March 31, 2014	2.50 to 1.0
June 30, 2014	2.75 to 1.0
September 30, 2014	2.75 to 1.0
December 31, 2014	3.00 to 1.0
March 31, 2015	3.00 to 1.0
June 30, 2015	3.25 to 1.0
September 30, 2015	3.25 to 1.0
December 31, 2015 and thereafter	3.50 to 1.0

(c)               Consolidated Capital Expenditures. Permit Consolidated Capital Expenditures (other than Consolidated Capital Expenditures to the extent financed with (i) Capital Expenditure Equity Issuances or (ii) the proceeds of Delayed Draw Term Loans) to exceed for any fiscal year of the Borrower the amount set forth next to such fiscal year in the table below:

Fiscal Year Ending	Consolidated Interest Charge Coverage Ratio
December 31, 2014	$25,000,000
December 31, 2015 and thereafter	$15,000,000

; provided that if the aggregate amount of Consolidated Capital Expenditures made in any fiscal year commencing with the fiscal year ending December 31, 2014 shall be less than the maximum amount of Consolidated Capital Expenditures otherwise permitted under this Section 8.11 for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 75% of such maximum amount may be added to the amount of Consolidated Capital Expenditures permitted under this Section 8.11 for the immediately succeeding (bot not any other) fiscal year.

8.12     Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)                            Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b)                            Change its fiscal year or its fiscal quarter.

(c)                                  Without providing concurrent written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation, form of organization, chief executive office, U.S. taxpayer identification number or organizational identification number.

8.13                        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to directly or indirectly own any Equity Interests of any Subsidiary, except (i) any Person whose primary business is the operation of hospitals in the local area where such Subsidiary operates a Facility and (ii) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.14                        Sale Leasebacks.

Enter into any Sale and Leaseback Transaction (other than with respect to the MPT Facilities and the property located at 3016 Marina Bay Drive, League City, Texas 77573) unless after giving effect to such Sale and Leaseback Transaction the aggregate fair market value (determined at the time of such Sale and Leaseback Transaction) of all property covered by all Sale and Leaseback Transactions permitted hereunder does not exceed $6.0 million at any one time; provided that if a Sale and Leaseback Transaction with respect to the property located at 3016 Marina Bay Drive, League City, Texas 77573 is not consummated on or before March 31, 2014, the Borrower and its Subsidiaries shall deliver to the Administrative Agent within 30 days thereafter (or such longer period as the Administrative Agent shall agree to in its sole discretion) each of the items specified in clauses (a) through (g) of the definition of Real Property Security Documents.

8.15                        Sanctions.

Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including any Lender, Administrative Agent or L/C Arranger) of any Sanctions.

8.16                        MPT Documents and Transactions.

(a)                                 Amend or modify or waive any of the requirements of any of the MPT Documents in a manner that (i) increases the maximum aggregate amount funded, or permitted to be funded, by MPT or any other Person thereunder to an amount greater than $205,000,000 (the “MPT Maximum Funding Amount”), (ii) increases the maximum amount of each MPT Letter of Credit required thereunder or the maximum number of MPT Letters of Credit required thereunder, or (iii) is not permitted by the MPT Intercreditor Agreement or the MPT Subordination Agreement, as applicable;

(b)                                 make any optional prepayment (including by way of depositing money or securities with respect thereto before due for the purposes of paying when due) of any of the obligations of the Borrower and its Subsidiaries under the MPT Documents or make any other payment of any of the obligations of the Borrower and its Subsidiaries under the MPT Documents in violation of the MPT Intercreditor Agreement or the MPT Subordination Agreement, as applicable;

(c)                                  transfer, directly or indirectly, any Primary Facility to a member of the MPT Group, provided that the Primary Group may transfer up to three Primary Facilities to the MPT Group during the term of this Agreement pursuant to a “Property Substitution” under Article XXXIV of the MPT Master Lease so long as (i) no Default shall have occurred and be continuing at the time of such transfer and (ii) after giving effect to such transfer on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the twelve fiscal months most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (c);

(d)                                 permit any member of the Primary Group to become a member of the MPT Group, provided that a member of the Primary Group may become a member of the MPT Group pursuant to a “Property Substitution” under Article XXXIV of the MPT Master Lease subject to Section 8.16(c), (e) and (f);

(e)                                  permit any member of the Primary Group other than the Borrower to own any Equity Interest of any member of the MPT Group;

(f)                                   permit any member of the MPT Group to own any Equity Interest of any member of the Primary Group;

(g)                                  (i) amend or modify the definition of Property Substitution (or any defined term used therein) under the MPT Master Lease, or (ii) or otherwise amend, modify, or waive any of the requirements of any of the following provisions of the MPT Master Lease: Article X (to the extent relating, directly or indirectly, to the financing of capital additions), Article XXXIV or Article XXXV (to the extent requiring non-disturbance protections in respect of the Encumbrances (as defined in the MPT Master Lease);

(h)                                 amend, modify, or waive any provision of the MPT Cost Overrun Guaranty, including any change that would result in any increase in the Construction Period Maximum Liability (as defined in the MPT Cost Overrun Guaranty); or

(i)                                     permit any party to any of the New MPT Documents or any other Person to fail to comply with any of the requirements contained in the proviso to the definition of the New MPT Documents.

8.17                        Permitted Activities of Holdings. From and after the date of formation or organization thereof, Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement and the other Loan Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created by the Collateral Documents; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower, and (ii) performing its obligations and activities incidental thereto under the Loan Document; (d) consolidate with or merge with or into, or convey, transfer, lease or license any portion of its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

8.18                        Existing L/C Security Agreement. (i) Amend or modify or waive any of the provisions of the Existing L/C Security Agreement without the prior written consent of the Administrative Agent in its sole discretion, (ii) deposit any amount in any Deposit Account (as defined in the Existing L/C Security Agreement) in excess of the minimum amount required to be maintained therein under the terms of the

Existing L/C Security Agreement as in effect on the date hereof, or (iii) cause or permit any of the Deposit Accounts (as defined in the Existing L/C Security Agreement) not to be a deposit account (as defined in the New York Uniform Commercial Code.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.

(i)                                     Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 and such failure continues for five days; or

(ii)                                  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.10, 7.11, 7.12, 7.13(a), 7.18 (other than as a result of the full amount of the Sterling Equity Reserve being contributed to the Borrower), or 7.25 and Article VIII; or

(c)                                  Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(d)                                 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or the passage of time if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined)

under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)                                 Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of one or more Loan Parties under Title IV of ERISA in an aggregate amount in excess of the Threshold Amount, or (ii) one or more Loan Parties or any Subsidiary fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents. Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, fails to become or ceases to be in full force and effect or fails or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Invalidity of MPT Intercreditor Agreement or MPT Subordination Agreement. Any provision of the MPT Intercreditor Agreement or the MPT Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable (other than a termination at the direction of the Administrative Agent); or

(l)                                     Change of Control. There occurs any Change of Control; or

(m)                             Exclusion Event. There occurs an Exclusion Event which has had or would reasonably be expect to have a Material Adverse Effect; or

(n)                                 Sterling Equity Reserve. The Sterling Equity Reserve is not established or is terminated or Sterling fails to make an equity contribution from the Sterling Equity Reserve to the Borrower within twenty (20) days after request by the Borrower for such equity contribution pursuant to Section 7.18, in each case other than as a result of the full amount of the Sterling Equity Reserve being contributed to the Borrower; provided, however, that on the date that Consolidated EBITDA, calculated for the most recently completed twelve consecutive month period with respect to which the Administrative Agent has received financial statements pursuant to Section 7.01(c), is equal to or greater than $30,000,000, the Sterling Equity Reserve may be terminated and equity contributions from the Sterling Equity Reserve will no longer be required; or

(o)                                 Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions, (B) that the Subordinated Provisions exist for the benefit of the Administrative Agent, the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordinated Provisions; or

(p)                                 MPT Documents. The occurrence of an “Event of Default” (or any similar term) under, and as defined in, any of the MPT Documents; or

(q)                                 DACAs and Collection Account Agreements. (i) any DACA or Collection Account Agreement for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party terminates or denies that it has any further liability under any DACA or Collection Account Agreement to which it is party, or gives notice to such effect, or amends, waives, rescinds, revokes or terminates the instructions given in the applicable DACA or Collection Account Agreement; [or (ii) any Loan Party exercises its rights under applicable Law (in whole or in part) to terminate, rescind or otherwise fail to comply with any of the requirements contained in Section 4(a)(iv) of the Security Agreement, including any failure to (A) transfer funds to a deposit account subject to a DACA, (B) comply with instructions originated by the Administrative Agent with respect to funds maintained in such deposit account (regardless of whether such failure to comply is permitted under the applicable DACA), or (C) enter into or maintain in effect a DACA or a Collection Account Agreement](2).

(2)                                 Proposed deletion subject to internal PR discussion.

9.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans (including the Delayed Draw Term Loan Commitments) to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself, the Lenders and the L/C Arranger all rights and remedies available to it, the Lenders and the L/C Arranger under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations, subject to the provisions of Sections 2.14 and 2.15, shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including L/C Maintenance Fees) payable to the Lenders and the L/C Arranger (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Arranger) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Arranger in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of Obligations then owing under any Secured Hedge Agreements, and (c) payment of Obligations then owing under any Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation of Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

9.04                        Right to Cure Financial Covenant Defaults.

In the event that the Loan Parties fail to comply with Section 8.11(a) and/or Section 8.11(b) (each, a “Financial Covenant Default”) as of the end of any fiscal quarter of the Borrower (a “Relevant Quarter”), then the Borrower shall have the right to cure such Financial Covenant Default (the “Cure Right”) with the Net Cash Proceeds of an Equity Issuance to Sterling or any of its Controlled Investment Affiliates (consisting solely of common stock of the Borrower or other Equity Interests having terms reasonably acceptable to Administrative Agent) (a “Specified Equity Contribution”) in each case during the period of ten (10) Business Days following the date of delivery of the Compliance Certificate for such Relevant Quarter and treating the amount of the Net Cash Proceeds of such Equity Issuance as Consolidated EBITDA for such Relevant Quarter, provided that:

(a)                                    the Borrower shall deliver to the Administrative Agent a written notice of its intent to exercise its Cure Right with respect to any Financial Covenant Default (a “Cure Notice”) concurrent with the delivery by the Borrower to the Administrative Agent of the Compliance Certificate for such Relevant Quarter;

(b)                                 the Specified Equity Contribution may be treated as Consolidated EBITDA for such Relevant Quarter and any subsequent period that includes such Relevant Quarter solely to the extent necessary to cure the relevant Financial Covenant Default, and all Specified Equity Contributions shall be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated EBITDA;

(c)                                  the Borrower shall have the right to exercise the Cure Right not more than one time during the term of this Credit Agreement;

(d)                                 the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to cure the relevant Financial Covenant Default;

(e)                                  the amount of any Specified Equity Contribution may be treated as Consolidated EBITDA for such Relevant Quarter only to the extent such Specified Equity Contribution does not exceed 20% of Consolidated EBITDA for the applicable period (calculated prior to giving effect to such Specified Equity Contribution; and

(f)                                   the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Specified Equity Contribution treated as Consolidated EBITDA for such Relevant Quarter in accordance with Section 2.05(b)(iv); and

(g)                                  any Loan prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the covenants set forth in Section 8.11 for the Relevant Quarter and the next three fiscal quarters thereafter.

ARTICLE X

ADMINISTRATIVE AGENT

10.01                 Appointment and Authority.

Each of the Lenders and the L/C Arranger hereby irrevocably appoints FSFC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the L/C Arranger and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Banks and potential Cash Management Banks) and the L/C Arranger hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Arranger for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

10.02                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender, or the L/C Arranger.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06                 Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Arranger and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Arranger, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 [Reserved].

(c)                                  With effect from the Resignation Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Arranger under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor

Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Arranger directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Arranger acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Arranger also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Arranger hereunder.

10.09                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Arranger, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Arranger, and the Administrative Agent and their respective agents and counsel and all other amounts due the

Lenders, the L/C Arranger, and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Arranger to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Arranger, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Arranger any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Arranger to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Arranger in any such proceeding.

10.10                 Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Arranger irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event or (iii) as approved in accordance with Section 11.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(d)                                 to enter into and perform its obligation under the MPT Intercreditor Agreement and the MPT Subordination Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11                 Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the amount of the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the amount of the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Maturity Date.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)                                 no such amendment, waiver or consent (however characterized) shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or Section 5.03 or of any Default is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or L/C Maintenance Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)                              (A) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (B) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Article II without the prior consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section 11.01 or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(vi)                              release all or substantially all of the Collateral without the written consent of each Lender;

(vii)                           release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(viii)                        change Section 11.06 in a manner that would add any restriction on the ability of a Lender to make an assignment without the written consent of each Lender directly affected thereby; or

(b)                                 prior to the termination of the Revolving Commitments, unless also signed by Required Revolving Lenders, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 5.02(b), (ii) amend, change, waive, discharge or terminate Sections 5.02 or 9.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 8.11 (or any defined term used therein) or this Section 11.01(b); or

(c)                                  unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Outstanding Amount of the Term Loan, no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 2.05(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv) or (v) hereof (other than to allow the proceeds of such mandatory prepayments to be applied ratably with other term loans under this Agreement) or (ii) amend, change, waive, discharge or terminate this Section 11.01(c) (other than to provide other term loan Lenders with proportional rights under this Section 11.01(c));

(d)                                 unless also signed by the L/C Arranger, no amendment, waiver or consent shall affect the rights or duties of the L/C Arranger under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by any Issuing Bank;

(e)                                  [reserved]; and

(f)                                   unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan or on any out-of-court restructuring plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders and the Required Revolving Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent or the L/C Arranger, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Arranger hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Arranger pursuant to Article II if such Lender or the L/C Arranger, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Arranger or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Arranger or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Arranger or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each Loan Party, the Administrative Agent and the L/C Arranger may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to each Loan Party, the Administrative Agent and the L/C Arranger. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, L/C Arranger and Lenders. The Administrative Agent, the L/C Arranger and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Arranger, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Arranger or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Arranger; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Arranger from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Arranger) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent plus any necessary local or regulatory counsel) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the L/C Arranger in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Arranger (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Arranger) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder or Letters of Credit issued by any Issuing Bank, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Bank, and the L/C Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a dispute solely among Indemnitees and (in the case of this clause (z) not involving any action or inaction by the Borrower or any Subsidiary and not relating to any action or inaction of such Indemnitee in its capacity as Administrative Agent or L/C Arranger); provided, further, that in the case of any such claim, investigation, litigation or proceeding brought by any Loan Party against an Indemnitee or by an Indemnitee against any Loan Party, neither the Loan Parties nor any such Indemnitee shall have any obligation to pay any amounts in respect of such dispute until a final and nonappealable judgment is rendered by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Arranger or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each

Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Arranger in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from (i) the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction, (ii) a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) a dispute solely among Indemnitees and (in the case of this clause (z) not involving any action or inaction by the Borrower or any Subsidiary and not relating to any action or inaction of such Indemnitee in its capacity as Administrative Agent or L/C Arranger, as determined by a final and nonappealable judgment of a court of competent jurisdiction).

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and the L/C Arranger, the replacement of any Lender and Payment in Full.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Arranger or any Lender, or the Administrative Agent, the L/C Arranger or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Arranger or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Arranger severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Arranger under clause

(b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and, subject to the last sentence of this Section 11.06(b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Arranger and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any credit facility provided hereunder and/or the Loans at the time owing to it (in each case with respect to any credit facility provided hereunder) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 (in the aggregate for the Commitments and Loans in respect of the revolving credit facility provided hereunder and the term loan facility provided hereunder subject to such assignment), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 11.01 on a non-pro rata basis;

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided further, that, without limiting the consultation rights provided for in the Fee Letter, the Borrower’s consent shall not be required during the primary syndication of the credit facility provided herein;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of the L/C Arranger shall be required for any assignment in respect of the revolving credit facility provided hereunder.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)                              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C

Arranger or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)                           Assignee is not a Competitor. Unless an Event of Default has occurred and is continuing (in which case this clause (vii) shall not apply to such assignment), each assignee represents and warrants to the Borrower that, as of the date on which such assignment was entered into, such assignee is not a Competitor.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Notwithstanding anything to the contrary herein, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Arranger shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) unless an Event of Default has occurred and is continuing (in which case this clause (iv) shall not apply to such participation), such Participant represents and warrants to the Borrower that such assignee is not a

Competitor. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   The Loan Parties acknowledge and agree that on or at any time following the Closing Date, the Administrative Agent, the L/C Arranger and the Lenders may execute an agreement pursuant to which the Administrative Agent, L/C Arranger and Lenders may agree, as between themselves, to (among other things) certain voting arrangements relative to matters requiring the approval of Lenders, to the priority and application of payments and proceeds of Collateral, and to certain pricing arrangements. The rights and duties of the Administrative Agent, L/C Arranger and the Lenders with respect to such matters may be subject to such agreement. Anything to the contrary contained herein notwithstanding, to the extent such agreement is executed, any Person that is to become a party to this Agreement as a Lender shall be required to join the agreement described in this Section 11.06(f) on terms (including with respect to its priority vis a vis other Lenders, to payments and proceeds of Collateral, and pricing arrangements) and conditions satisfactory to the Administrative Agent as a condition to such Person becoming a party to this Agreement as a Lender.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Arranger agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its funding and financing sources, and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Arranger or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Arranger on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Arranger acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws; provided that the foregoing shall in no way affect the obligations of the Borrower under the last paragraph of Section 7.02.

11.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing and the Administrative Agent or Lenders are exercising remedies pursuant to Section 9.02, each Lender, the L/C Arranger and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Arranger or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Arranger or their respective Affiliates, irrespective of whether or not such Lender, the L/C Arranger or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Arranger different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Arranger and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Arranger and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Arranger or their respective Affiliates may have. Each Lender and the L/C Arranger agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.08, if at any time any Lender, the L/C Arranger or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

It is the intention of the parties to comply with applicable usury Law. The parties agree that the total amount of interest contracted for, charged, collected or received by the Administrative Agent and the Lenders under this Agreement shall not exceed the Maximum Rate. To the extent, if any, that Chapter 303 of the Texas Finance Code (the “TX Code”) is relevant for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the TX Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the TX Code; subject, however, to any right the Lenders subsequently may have under applicable Law to change the method of determining the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Administrative Agent or any Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas Law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Lenders, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Lenders by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the TX Code shall not be applicable to this Agreement or the Obligations outstanding hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, L/C Arranger, and each Lender, regardless of any investigation made by the Administrative Agent, L/C Arranger, or any Lender or on their behalf and notwithstanding that the Administrative Agent, L/C Arranger, or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Arranger, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, the Prepayment Premium, if any, and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ARRANGER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM

OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ARRANGER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, L/C Arranger, and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, L/C Arranger, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the L/C Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, L/C Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, L/C Arranger, nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, L/C Arranger, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                 Electronic Execution of Assignments and Certain Other Documents.

The words “execute” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18                 Reserved.

11.19                 Exclusion from Representations and Warranties and Covenants. Notwithstanding anything herein or in any other Loan Document to the contrary, if the Borrower or any Subsidiary is subject to any investigation, review or proceeding by any Governmental Authority and the Borrower or such Subsidiary is prohibited by applicable Law from disclosing the existence of such investigation, review or proceeding to the Administrative Agent, L/C Arranger or any Lender, then:

(a)                                 the Borrower or such Subsidiary shall not be obligated to disclose the existence or substance of such investigation, review or proceeding to the Administrative Agent, L/C Arranger or any Lender, solely to the extent that disclosure thereof to such Person is so limited by such applicable Laws; and

(b)                                 except as set forth in clause (a), such investigation, review or proceeding shall not be excluded from (i) the representations and warranties contained in Article VI, in any other Loan Document or in any document furnished at any time under or in connection with this Agreement or any other Loan Document, (ii) the covenants or agreements of the Borrower or any Subsidiary thereof in any Loan

Document or in any document furnished at any time under or in connection with this Agreement or any other Loan Document, or (iii) the Defaults or Events of Default.

11.20                 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.21                 Notice of Final Agreement.

THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[END]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

FIRST CHOICE ER, LLC

By:	/s/ Tim Fielding
Name:	Tim Fielding
Title:	Chief Financial Officer

GUARANTORS:

AJNH MEDICAL CENTER LLC,
BASSWOOD MEDICAL CENTER LLC,
COPPERWOOD MEDICAL CENTER LLC,
EAGLES NEST MEDICAL CENTER LLC,
ECC MANAGEMENT, LLC,
FM CROSSING MEDICAL CENTER LLC,
KATY ER CENTER LLC,
KINGWOOD MEDICAL CENTER LLC,
KUYKENDAHL MEDICAL CENTER LLC,
LEAGUE CITY MEDICAL CENTER LLC,
LOUETTA MEDICAL CENTER LLC,
MID-COLLIN COUNTY MEDICAL CENTER LLC,
NORTH POWERS MEDICAL CENTER LLC,
PEARLAND PARKWAY MEDICAL CENTER LLC,
PFLUGERVILLE MEDICAL CENTER LLC,
PLANO ERCARE CENTER LLC,
SSH MEDICAL CENTER LLC,
STERLING RIDGE MEDICAL CENTER LLC,
WC MEDICAL CENTER LLC

By: FIRST CHOICE ER, LLC, sole member of each of the companies listed above

By:	/s/ Tim Fielding
Name:	Tim Fielding
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

GUARANTORS CONTINUED:

OPFREE LICENSING LP,
OPFREE RE INVESTMENTS, LTD.

By: ECC MANAGEMENT, LLC, general partner of each of the companies listed above

By: FIRST CHOICE ER, LLC its sole member

By:	/s/ Tim Fielding
Name:	Tim Fielding
Title:	Chief Financial Officer

NON-GUARANTOR LOAN PARTIES:

AUSTIN BRODIE MEDICAL CENTER LLC,
LITTLE ELM FM 423 MEDICAL CENTER LLC,
SAN ANTONIO NACOGDOCHES MEDICAL CENTER LLC

By: FIRST CHOICE ER, LLC, sole member of each of the companies listed above

By:	/s/ Tim Fielding
Name:	Tim Fielding
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND L/C ARRANGER:

FIFTH STREET FINANCE CORP.,
a Delaware corporation

By:	Fifth Street Management LLC,
a Delaware limited liability company,
its Agent

	BY:	/s/ Ivelin M. Dimitrov
Name: Ivelin M. Dimitrov
Title: Chief Investment Officer

LENDER:

FIFTH STREET FINANCE CORP., a Delaware corporation

By:	Fifth Street Management LLC,
a Delaware limited liability company,
its Agent

	BY:	/s/ Ivelin M. Dimitrov
	Name:	Ivelin M. Dimitrov
	Title:	Chief Investment Officer

[Signature Page to Credit Agreement]

Schedule 1.01

Competitors

Name	Address/Location	City	State	ZIP
AKRON GENERAL HEALTH & WELLNESS CENTER- GREEN	1940 TOWN PARK BOULEVARD	UNIONTOWN	OH	44685
AKRON GENERAL HEALTH & WELLNESS CENTER- NORTH	4300 ALLEN ROAD	STOW	OH	44224
AKRON GENERAL HEALTH & WELLNESS CENTER- WEST	4125 MEDINA ROAD	AKRON	OH	44333
Altus Emergency Center- Baytown	1404 West Baker Road	Baytown	TX	77521
Altus Emergency Center- Lake Jackson (2014)	200 Oak Street	Lake Jackson	TX	77566
Altus Emergency Center- Lumberton	137 North LHS Drive	Lumberton	TX	77657
AMERICA’S ER	Farm to Market Road 2978 & Egypt Lane	MAGNOLIA	TX	77354
AOK Emergency Room	9180 KATY FREEWAY SUITE 150	HOUSTON	TX	77055
Austin Emergency Center	4015 South Lamar	Austin	TX	78704
Austin Emergency Center	3563 Far West	Austin	TX	78731
BANNER NORTH COLORADO EMERGENCY CARE	2000 70TH AVE	GREELEY	CO	80634
BELLAIRE EMERGENCY CENTER	6030 SOUTH RICE AVENUE, SUITE C	HOUSTON	TX	77081
BELLAIRE ER	5302 BELLAIRE BOULEVARD	BELLAIRE	TX	77401
CEDAR PARK EMERGENCY CENTER	3620 E. WHITESTONE BLVD	CEDAR PARK	TX	78613
CENTURA-CASTLE ROCK ADVENTIST HEALTH CAMPUS	2350 MEADOWS BLVD	CASTLE ROCK	CO	80109
CENTURA-ST. ANTHONY BRECKENDRIDGE CCEC	555 S PARK AVE - PLAZA II	BRECKENRIDGE	CO	80424
CENTURA-ST. ANTHONY COPPER MOUNTAIN CLINIC	860 COPPER RD	FRISCO	CO	80443
CENTURA-ST. ANTHONY KEYSTONE MEDICAL CLINIC	1252 COUNTY ROAD 8	KEYSTONE	CO	80435

CENTURA-ST. ANTHONY NORTH MEDICAL PAVILION	400 W. 144TH AVENUE	WESTMINSTER	CO	80023
Christus Health- Alon Town Centre	11503 NW Military Hwy	San Antonio	TX	78230
Christus Health-Creekside	244 Creekside Way	New Braunfels	TX	78130
COMPLETE EMERGENCY CARE I LLC	10628 CULEBRA ROAD SUITE 200	SAN ANTONIO	TX	78251
COMPLETE EMERGENCY CARE I LLC	655 Redd Road, Suite 201	EL PASO	TX	79912
CONROE EMERGENCY CENTER	3251 IH 45 NORTH	CONROE	TX	77304
CRESTED BUTTE MEDICAL CENTER	12 SNOWMASS ROAD	CRESTED BUTTE	CO	81225
CYPRESS CREEK ER	837 Cypress Creek Parkway, Suite 111	HOUSTON	TX	77090
DENVER HEALTH EAST GRAND
COMMUNITY CLINIC AND	145 PARSENN ROAD	WINTER PARK	CO	80482
EMERGENCY CENTER
DILEY RIDGE MEDICAL CENTER- FSED	7911 DILEY ROAD	CANAL WINCHESTER	OH	43110
E-CARE EMERGENCY CENTER	2810 HARDIN BOULEVARD	MCKINNEY	TX	75070
E-CARE EMERGENCY CENTER	8950 NORTH TARRANT PARKWAY	NORTH RICHLAND HILLS	TX	76182
E-CARE EMERGENCY CENTER	16151 ELDORADO PARKWAY	FRISCO	TX	75035
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Houston	TX
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Dallas/Fort Worth	TX
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Houston	TX
ELITE CARE EMERGENCY CENTER	[Coming Soon]	San Antonio	TX
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Houston	TX
ELITE CARE EMERGENCY CENTER	720 N Denton Tap Road	Coppell	TX	75019
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Houston	TX
ELITE CARE EMERGENCY CENTER	[Coming Soon]	San Antonio	TX
ELITE CARE EMERGENCY CENTER	4780 SH 121	The Colony	TX	75056
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Dallas/Fort Worth	TX
ELITE CARE EMERGENCY CENTER	[Coming Soon]	Houston	TX
ELITE CARE EMERGENCY CENTER	1712 U.S. 287	Mansfield	TX	76063
ELITE CARE EMERGENCY CENTER	2530 GULF FREEWAY SOUTH	LEAGUE CITY	TX	77573

ELITE CARE EMERGENCY CENTER	2500 RICE BOULEVARD	HOUSTON	TX	77005
ELITE CARE EMERGENCY CENTER	13402 SAN PEDRO AVENUE	SAN ANTONIO	TX	78216
ELITE CARE EMERGENCY CENTER	8703 BANDERA ROAD	SAN ANTONIO	TX	78250
Emergency Hospital of Texas	111 Emergency Drive	Livingston	TX	77351
Emergency Hospital of Texas (DOW Emergency)	15119 Wallisville Road	Houston	TX	77049
EMERGICARE	2409 FALCON PASS SUITE 100	HOUSTON	TX	77062
Emerus 24 Hour Emergency Room	16000 Southwest Fwy	Sugar Land	TX	77479
Emerus 24 Hour Emergency Room	24727 Tomball Parkway	Tomball	TX	77375
Emerus 24 Hour Emergency Room	6045 Alma Road	McKinney	TX	75070
Emerus/Baptist Emergency Hospital- San Antonio Overlook Parkway	25615 N US Highway 281	San Antonio	TX	78258
Emerus/Baptist Emergency Hospital- San Antonio San Pedro/Thousand Oaks	16088 San Pedro Avenue	San Antonio	TX	78232
Emerus/Baptist Emergency Hospital- San Antonio Schertz	16977 I-35 N	Schertz	TX	78154
Emerus/Baptist Emergency Hospital- San Antonio Westover Hills	10811 Town Center Drive	San Antonio	TX	78251
Emerus/Baptist Emergency Hospital- San Antonio-Hausman	8230 N 1604 W	San Antonio	TX	78249
Emerus/Baylor Emergency Hospital- Burleson	12500 S. Freeway	Burleson	TX	76028
Emerus/Baylor Emergency Hospital- Colleyville	Colleyville Blvd & Church St	Colleyville	TX	76034
Emerus/Baylor Emergency Hospital- Coppell- Pending	761 N Denton Tap Road	Coppell	TX	75019
Emerus/Baylor Emergency Hospital- Keller	620 S. Main Street	Keller	TX	76248
Emerus/Baylor Emergency Hospital- Mansfield	1776 N. U.S. 287	Mansfield	TX	76063
Emerus/Baylor Emergency Hospital- Murphy	511 FM 544	Murphy	TX	75094
Emerus/Baylor Emergency Hospital- Rockwall	1975 Alpha	Rockwall	TX	75087

Emerus/Baylor Emergency Medical Center- Aubrey	26791 Highway 380	Aubrey	TX	76227
Emerus/Methodist Emergency Care Center	1635 S Voss Rd Houston	Houston	TX	77057
Emerus/Scott & White	900 East Whitestone Blvd	Cedar Park	TX	78613
EMH AVON EMERGENCY CARE CENTER	1997 HEALTHWAY DRIVE	AVON	OH	44011
ER CENTERS OF AMERICA	6006 Camp Bowie Blvd	FORT WORTH	TX	76116
ER CENTERS OF AMERICA	6501 PRESTON ROAD	PLANO	TX	75024
ER CENTERS OF AMERICA	2700 E. ELDORADO PARKWAY	LITTLE ELM	TX	75068
ETMC Regional Healthcare System	S Broadway Ave at W Grande Blvd	Tyler	TX	75703
ETMC Regional Healthcare System	100 Municipal Drive	Gun Barrel City	TX	75156
GRACE ER	400 West Grand Parkway South	Katy	TX	77494
GRACE ER	10900 Gulf Freeway	Houston	TX	77034
HCA- HEALTHONE-MEDICAL
CENTER OF AURORA-CENTENNIAL MEDICAL PLAZA	14200 E ARAPAHOE ROAD	CENTENNIAL	CO	80112
HCA- HEALTHONE-N SUBURBAN NORTHEAST ER	12793 HOLLY STREET	THORNTON	CO	80602
HCA_HEALTHONE- SADDLE ROCK ER	7500 South Gartrell Road	AURORA	CO	80016
HCA- HEALTHONE-SOUTHWEST ER- SWEDISH	6196 S. AMMONS WAY	LITTLETON	CO	80123
HCA North Texas- Burleson (April 2014)	1461 SW Wilshire Blvd	Burleson	TX	76028
HCA North Texas- Plano (Coit & 121) (Q1 2014)		Plano	TX	75025
HCA-Arlington- Grand Prairie Emergency Center	5203 Lake Ridge Parkway	Grand Prairie	TX	75052
HCA-Clear Lake Regional-Alvin Emergency Center	301 Medic Lane	Alvin	TX	77511
HCA-ER at Alliance	3101 North Tarrant Parkway	FORT WORTH	TX	76177
HCA-Flower Mound 24 Hour Emergency Center	4351 Long Prairie Rd.	Flower Mound	TX	75028

HCA-HealthOne Emergency Care	10970 Shadow Creek Parkway	Pearland	TX	77584
HCA-HealthOne Emergency Care	9711 N. Sam Houston Pkwy East	Humble	TX	77396
HCA-HealthOne Emergency Care	5510 West Grand Pkwy. S	Richmond	TX	77406
HCA-HealthOne Emergency Care	6002 Fairmont Parkway	Pasadena	TX	77505
HCA-Methodist Boerne Emergency Center	134 Menger Springs	Boeme	TX	78006
HCA-St. David’s - Emergency Center- Cedar Park		Cedar Park	TX
HCA-St. David’s -Emergency Center- Bastrop	3201 HWY 71 East	Bastrop	TX	78602
HCA-St. David’s -Emergency Center- Bee Cave	12813 Galleria Circle	Bee Cave	TX	78738
HCA-St. David’s-Emergency Center- Pflugerville	18917 Limestone Commercial Dr	Pflugerville	TX	78660
HIGHLAND PARK EMERGENCY ROOM	5150 LEMMON AVENUE	DALLAS	TX	75209
HMHP- ST. ELIZABETH EMERGENCY & DIAGNOSTIC CENTER	6252 MAHONING AVENUE	AUSTINTOWN	OH	44515
HMHP- ST. JOSEPH EMERGENCY & DIAGNOSTIC CENTER	476 SOUTH MAIN STREET	ANDOVER	OH	44003
HUBER EMERGENCY HEALTH
CENTER (KETTERING HEALTH NETWORK AFFILIATE)	8701 OLD TROY PIKE	HUBER HEIGHTS	OH	45429
KATY EMERGENCY	24433 KATY FREEWAY	KATY	TX	77493
LEGACY ER	1310 W Exchange Pkwy	Allen	TX	75013
LEGACY ER	9205 LEGACY DRIVE	FRISCO	TX	75034
MEMORIAL EMERGENCY CENTER	14520 MEMORIAL DRIVE SUITE 22	HOUSTON	TX	77079
MEMORIAL HEALTH SYSTEM- FREESTANDING ED-BELPRE MEDICAL CAMPUS	FARSON STREET	BELPRE	OH	45714
MEMORIAL HEIGHTS EMERGENCY CENTER	4000 WASHINGTON AVENUE, SUITE 100	HOUSTON	TX	77007
Memorial Hermann-24 Hour Emergency Care- FSER	9950 Woodlands Pkwy	Spring	TX	77382

MERCY FREESTANDING EMERGENCY ROOM	12473 ECKEL JUNCTION ROAD	PERRYSBURG	OH	43551
MERCY HEALTH’S FREESTANDING
EMERGENCY ROOM- HARRISON MEDICAL CENTER	10450 NEW HAVEN ROAD	HARRISON	OH	45030
MERCY HEALTH’S FREESTANDING EMERGENCY ROOM- MT. ORAB MERCY HEALTH’S FREESTANDING	154 HEALTH PARTNERS CIRCLE	MT. ORAB	OH	45154
EMERGENCY ROOM- ROOKWOOD MEDICAL CENTER	4100 EDWARDS ROAD	NORWOOD	OH	45208
Methodist Hospital System-Emergency Care Center Kirby	2615 Southwest Freeway	Houston	TX	77098
Methodist Hospital System- FSER- Pearland	11525 BROADWAY	PEARLAND	TX	77584
MIAMI VALLEY HOSPITAL-
JAMESTOWN EMERGENCY CENTER	4940 COTTONVILLE ROAD	JAMESTOWN	OH	45335
NEIGHBORS EMERGENCY CENTER	11130 Broadway	Pearland	TX	77584
NEIGHBORS EMERGENCY CENTER	7215 Fairmont Pkwy	Pasadena	TX	77505
NEIGHBORS EMERGENCY CENTER	1120 KINGWOOD DRIVE, SUITE 100	KINGWOOD	TX	77339
NEIGHBORS EMERGENCY CENTER	6051 GARTH ROAD, SUITE 100	BAYTOWN	TX	77521
NEIGHBORS EMERGENCY CENTER	1801 E. 51st Street	Austin	TX	78723
NEIGHBORS EMERGENCY CENTER	6030 S. RICE AVENUE	HOUSTON	TX	77081
NEIGHBORS EMERGENCY CENTER/Oakbend Medical Ctr-Grand Parkway	7830 West Grand Parkway South	Richmond	TX
NEIGHBORS EMERGENCY CENTER		Beaumont	TX
North Cypress Emergency Room-Fry Road Campus (Hwy 290)	26271 Northwest Freeway	Cypress	TX
North Cypress Emergency Room- Willowbrook Campus (249/Tomball Pkwy)	22475 Tomball Parkway	Houston	TX
NORTH PEORIA EMERGENCY CENTER	26900 N. LAKE PLEASANT PARKWAY	PEORIA	AZ	85383

OHIOHEALTH- EMERGENCY CARE- WESTERVILLE MEDICAL CAMPUS	300 POLARIS PARKWAY	WESTERVILLE	OH	43082
PARKVIEW- PUEBLO WEST	899 E. INDUSTRIAL BLVD	PUEBLO WEST	CO	81007
PHYSICIANS ER (OPTIMUM ER)	4524 RESEARCH FOREST DRIVE	THE WOODLANDS	TX	77381
PHYSICIANS ER CONROE	4019 INTERSTATE 45 NORTH	CONROE	TX	77304
PHYSICIANS ER- Huntsville (Mid 2013)	504 I-45 South	Huntsville	TX	77340
PHYSICIANS ER- Lake Area	18057 Highway 105 West	Montgomery	TX	77356
PHYSICIANS ER- Wallisville	6191 East Sam Houston Pkwy	Houston	TX	77049
PREFERRED EMERGENCY ROOM	8901 FM 1960 BYPASS RD STE 105	HUMBLE	TX	77338
PRIORITY EMERGENCY ROOM - KATY	23114 SEVEN MEADOWS PARKWAY	KATY	TX	77494
PRIORITY EMERGENCY ROOM - THE WOODLANDS LLC	3759 FM 1488	THE WOODLANDS	TX	77382
RIVER OAKS EMERGENCY CENTER	2320 SOUTH SHEPHERD	HOUSTON	TX	77019
SACRED HEART EMERGENCY CENTER	9774 KATY FREEWAY, SUITE 500	HOUSTON	TX	77055
SPHIER EMERGENCY ROOM	8721 Highway 6	Missouri City	TX
SPHIER EMERGENCY ROOM	1560 SOUTH MASON ROAD, SUITE E	KATY	TX	77450
SPHIER EMERGENCY ROOM	1408 CAMPBELL DRIVE	IRONTON	OH	45638
St. Joseph Regional Health Center- Bryan Emergency Center	2801 Franciscan Drive	Bryan	TX
St. Joseph Regional Health Center- College Station Emergency Center	4411 Hwy 6 South	College Station	TX
St. Luke’s Episcopal Health System- Community Emergency Center- Pearland	11713 Shadow Creek Parkway	Pearland	TX
St. Luke’s Episcopal Health System- Community Emergency Center- Holcombe	2727 West Holcombe Blvd	Houston	TX
St. Luke’s Episcopal Health System- Community Emergency Center-San Felipe	6363 San Felipe St	Houston	TX

ST. MICHAEL S EMERGENCY ROOM	9000 WESTHEIMER	HOUSTON	TX	77063
ST. MICHAEL S EMERGENCY ROOM	16062 SOUTHWEST FREEWAY	SUGAR LAND	TX	77479
ST. MICHAEL S EMERGENCY ROOM	26226 I-45 NORTH	SPRING	TX	77086
SUMMA HEALTH CENTER AT LAKE MEDINA	3780 MEDINA ROAD	MEDINA	OH	44256
SUMMA HEALTH CENTER EMERGENCY ROOM AT GREEN	1825 FRANKS PARKWAY	UNIONTOWN	OH	44685
SW GENERAL- BRUNSWICK MEDICAL CENTER & ER	4065 CENTER ROAD	BRUNSWICK	OH	44212
TELLURIDE MEDICAL CENTER	500 W PACIFIC AVE	TELLURIDE	CO	81435
Tenet Health Network- Lake Pointe- Forney	757 E. State Highway 80	Forney	TX
Tenet Health Network- Lake Pointe- Wylie	2300 FM 544	Wylie	TX
Tenet Health Network-Cy-Fair Emergency & Imaging- at 290	27126 Highway 290	Cypress	TX
Tenet Health Network-Cy-Fair Emergency & Imaging- at Barker Cypress	7015 Barker Cypress	Cypress	TX
TEXAS EMERGENCY CARE CENTER - ATASCOCITA	19143 WEST LAKE HOUSTON PARKWAY	HUMBLE	TX	77346
TEXAS EMERGENCY CARE CENTER - CYPRESS	17255 SPRING CYPRESS ROAD SUITE A	CYPRESS	TX	77429
TEXAS EMERGENCY CARE CENTER - PEARLAND	3115 DIXIE FARM ROAD, SUITE 107	PEARLAND	TX	77581
THE EMERGENCY ROOM AT KATY MAIN STREET	25765 KATY FREEWAY	KATY	TX	77494
THR- Burleson (has 24/7 Stand Alone ER)	2750 SW Wilshire Blvd	Burleson	TX
THR- NORTH ROCKWALL ER	2265 N. LAKESHORE DRIVE	ROCKWALL	TX	75087
TRIHEALTH- BETHESDA ARROW SPRINGS	100 ARROWS SPRINGS BLVD	LEBANON	OH	45036
TRIHEALTH- GOOD SAMARITAN- WESTERN RIDGE	6949 GOOD SAMARITAN DRIVE	CINCINNATI	OH	45247

Trinity Healthcare Network 2920 ER LLC	6225 FM 2920, SUITE 150	SPRING	TX	77379
UNIVERSITY OF COLORADO- GREELEY EMERGENCY CENTER	6906 10TH STREET	GREELEY	CO	80634
WEST VALLEY EMERGENCY CENTER	525 S. WATSON ROAD	BUCKEYE	AZ	85326
WOODLANDS EMERGENCY CENTER	10710 KUYKENDAHL	THE WOODLANDS	TX	77381

Schedule 1.01B

Certain Add-Backs to Consolidated EBITDA

Pre-Opening Expenses:

Expenses as of 9/30/13 for the
Facility	consecutive 12-month period then ended
Austin Arboretum	$275,398.13
Colorado Springs Powers	$467,712.43
Flower Mound	$230,164.10
Katy	$303,700.40
Total	$1,276,975.06

Schedule 2.01

Commitments and Applicable Percentages

	Revolving	Revolving	Term Loan	Term Loan	Delayed Draw Term	Delayed Draw Term
	Commitment	Commitment	Commitment	Commitment	Loan Commitment	Loan Commitment
Lender	Amount	Percentage	Amount	Percentage	Amount	Percentage
Fifth Street Finance Corp.	$10,000,000	100.000000000%	$75,000,000	100.000000000%	$165,000,000	100.000000000%

Totals:	$10,000,000	100.000000000%	$75,000,000	100.000000000%	$165,000,000	100.000000000%

Schedule 6.05(b)

Financial Statements

None.

Schedule 6.13

Subsidiaries

NAME OF ENTITY	JURISDICTION OF ORGANIZATION	OWNERSHIP

AJNH Medical Center LLC	TX	100% First Choice ER, LLC
Allen Bethany Medical Center LLC	TX	100% First Choice ER, LLC
Alvin Medical Center LLC	TX	100% First Choice ER, LLC
Anthem Medical Center LLC	TX	100% First Choice ER, LLC
Arvada Ralston Medical Center LLC	TX	100% First Choice ER, LLC
Austin Brodie Medical Center LLC	TX	100% First Choice ER, LLC
Basswood Medical Center LLC	TX	100% First Choice ER, LLC
Bella Terra Medical Center LLC	TX	100% First Choice ER, LLC
Briar Forest-Eldridge Medical Center LLC	TX	100% First Choice ER, LLC
Briargate Medical Center LLC	TX	100% First Choice ER, LLC
Broomfield Huron Medical Center LLC	TX	100% First Choice ER, LLC
Cedar Hill Medical Center LLC	TX	100% First Choice ER, LLC
Center Street DP Medical Center LLC	TX	100% First Choice ER, LLC
Chandler Germann Medical Center LLC	TX	100% First Choice ER, LLC
Chandler Ocotillo Medical Center LLC	TX	100% First Choice ER, LLC
Colleyville Medical Center LLC	TX	100% First Choice ER, LLC
Colonial Lakes Medical Center LLC	TX	100% First Choice ER, LLC
Colorado Conjugate, P.C.	CO	100% James M. Muzzarelli, M.D.
Colorado Springs Meadowgrass Medical Center LLC	TX	100% First Choice ER, LLC
Commerce City Medical Center LLC	TX	100% First Choice ER, LLC
Conjugate Health PLLC	TX	100% James M. Muzzarelli, M.D.
Conroe Medical Center LLC	TX	100% First Choice ER, LLC
Copperwood Medical Center LLC	TX	100% First Choice ER, LLC
Culebra-Tezel Medical Center LLC	TX	100% First Choice ER, LLC
Denver West Medical Center LLC	TX	100% First Choice ER, LLC
Eagles Nest Medical Center LLC	TX	100% First Choice ER, LLC
East Pflugerville Medical Center LLC	TX	100% First Choice ER, LLC
ECC Management, LLC	TX	100% First Choice ER, LLC
Falcon Medical Center LLC	TX	100% First Choice ER, LLC
FCER Management, LLC	TX	100% First Choice ER, LLC
Firestone Medical Center LLC	TX	100% First Choice ER, LLC
First Choice AIV Holding LLC	DE	100% First Choice ER, LLC
FM Crossing Medical Center LLC	TX	100% First Choice ER, LLC
Fountain Medical Center LLC	TX	100% First Choice ER, LLC
Friendswood Medical Center LLC	TX	100% First Choice ER, LLC
Frisco Preston Medical Center LLC	TX	100% First Choice ER, LLC
Garland Shiloh Medical Center LLC	TX	100% First Choice ER, LLC
Gilbert Medical Center LLC	TX	100% First Choice ER, LLC
Gleannloch Farms Medical Center LLC	TX	100% First Choice ER, LLC
Glendale Medical Center LLC	TX	100% First Choice ER, LLC
Goodyear Medical Center LLC	TX	100% First Choice ER, LLC
Green Valley Medical Center LLC	TX	100% First Choice ER, LLC
Haslet Medical Center LLC	TX	100% First Choice ER, LLC

NAME OF ENTITY	JURISDICTION OF ORGANIZATION	OWNERSHIP
Katy ER Center LLC	TX	100% First Choice ER, LLC
Kingwood Medical Center LLC	TX	100% First Choice ER, LLC
KPTC Medical Center LLC	TX	100% First Choice ER, LLC
Kuykendahl Medical Center LLC	TX	100% First Choice ER, LLC
La Porte Medical Center LLC	TX	100% First Choice ER, LLC
Lakewood Forest Medical Center LLC	TX	100% First Choice ER, LLC
League City Medical Center LLC	TX	100% First Choice ER, LLC
Lewisville Medical Center LLC	TX	100% First Choice ER, LLC
Little Elm FM 423 Medical Center LLC	TX	100% First Choice ER, LLC
Littleton-Bowles Medical Center LLC	TX	100% First Choice ER, LLC
Louetta Medical Center LLC	TX	100% First Choice ER, LLC
Mansfield Walnut Creek Medical Center LLC	TX	100% First Choice ER, LLC
Matlock Medical Center LLC	TX	100% First Choice ER, LLC
Mesquite Town East Medical Center LLC	TX	100% First Choice ER, LLC
Mid-Collin County Medical Center LLC	TX	100% First Choice ER, LLC
North Dallas Tollway Medical Center LLC	TX	100% First Choice ER, LLC
North Powers Medical Center LLC	TX	100% First Choice ER, LLC
OPFree Licensing LP	TX	1% (GP) ECC Management, LLC 99% (LP) First Choice ER, LLC
OpFree RE Investments, Ltd.	TX	1% (GP) ECC Management, LLC 99% (LP) First Choice ER, LLC
OpFree, LLC	TX	100% First Choice ER, LLC
Parker-Lincoln Medical Center LLC	TX	100% First Choice ER, LLC
Pearland 518 Medical Center LLC	TX	100% First Choice ER, LLC
Pearland Parkway Medical Center LLC	TX	100% First Choice ER, LLC
Pearland Sunrise Medical Center LLC	TX	100% First Choice ER, LLC
Pflugerville Medical Center LLC	TX	100% First Choice ER, LLC
Phoenix Mountain Parkway Medical Center LLC	TX	100% First Choice ER, LLC
Plano ERCare Center LLC	TX	100% First Choice ER, LLC
Richardson Mimosa Medical Center LLC	TX	100% First Choice ER, LLC
San Antonio Nacogdoches Medical Center LLC	TX	100% First Choice ER, LLC
Sienna Plantation Medical Center LLC	TX	100% First Choice ER, LLC
South Green Oaks Medical Center LLC	TX	100% First Choice ER, LLC
Spanish Oaks Medical Center LLC	TX	100% First Choice ER, LLC
SSH Medical Center LLC	TX	100% First Choice ER, LLC
Sterling Ridge Medical Center LLC	TX	100% First Choice ER, LLC
Surprise Medical Center LLC	TX	100% First Choice ER, LLC
Tallyn’s Reach Medical Center LLC	TX	100% First Choice ER, LLC
Texas City Medical Center LLC	TX	100% First Choice ER, LLC
Thornton 136th Medical Center LLC	TX	100% First Choice ER, LLC
Wadsworth-Belleview Medical Center LLC	TX	100% First Choice ER, LLC
Waterside Medical Center LLC	TX	100% First Choice ER, LLC
WC Medical Center LLC	TX	100% First Choice ER, LLC
WCB Medical Center LLC	TX	100% First Choice ER, LLC
Westwood Village Medical Center LLC	TX	100% First Choice ER, LLC
Wilderness-Hardy Oak Medical Center LLC	TX	100% First Choice ER, LLC
Wylie Medical Center LLC	TX	100% First Choice ER, LLC

Schedule 6.17

IP Rights

Registrations:

			File	Serial	Registration	Registration
Company	Type	Mark	Date	Number	Date	Number
OpFree Licensing LP	Trademark	FIRST CHOICE EMERGENCY ROOM & Design	5/26/05	78/638,181	2/24/09	3,581,689
OpFree Licensing LP	Trademark	FIRST CHOICE EMERGENCY ROOM...IT’S ABOUT TIME	6/24/05	78/657,596	5/13/08	3,428,203
OpFree Licensing LP	Trademark	REAL ER. REAL FAST.	7/3/12	85/668,099	3/26/13	4,308,259

Pending Applications:

			File	Serial	Published for
Company	Type	Mark	Date	Number	Opposition Date
OpFree Licensing LP	Trademark Application	WHAMBULANCE!	10/25/12	85/763,253	11/12/13

Schedule 6.20-1

Locations of Real Property

Property Address	Company Name	Owned orLeased
2624 Long Prairie Rd. Flower Mound, TX 75022	OpFree RE Investments, Ltd.	Owned
2710 Western Center Blvd. Fort Worth, TX 76131	OpFree RE Investments, Ltd.	Owned
3016 Marina Bay League City, TX 77573	League City Medical Center LLC	Owned
2941 S. Lake Vista, Suite 200, Lewisville, TX 75067	First Choice ER, LLC	Leased
2401 Preston Rd., Ste D Plano, TX 75093	Plano ERCare Center, L.P. (now Plano ERCare Center LLC)	Leased
211 E FM 544, Ste 401 Murphy, TX 75094	Mid-Collin County Medical Center, Ltd. (now Mid-Collin County Medical Center LLC)	Leased
2612 Long Prairie Rd. Flower Mound, TX 75022	ECC Management, LLC	Leased
10333 Kuykendahl, Ste B The Woodlands, TX 77382	Sterling Ridge Medical Center, Ltd. (now Sterling Ridge Medical Center LLC)	Leased
21301 Kuykendahl, Ste A Spring, TX 77379	Kuykendahl Medical Center, Ltd. (now Kuykendahl Medical Center LLC)	Leased
5324 Atascocita Rd., Ste T Humble, TX 77346	Eagles Nest Medical Center, Ltd. (now Eagles Nest Medical Center LLC)	Leased
1851 Pearland Pkwy, Ste Z Pearland, TX 77581	Pearland Parkway Medical Center, Ltd. (now Pearland Parkway Medical Center LLC)	Leased
10130 Louetta Rd., Ste L Houston, TX 77070	Louetta Medical Center, Ltd. (now Louetta Medical Center LLC)	Leased
3033 Marina Bay Dr., Ste 100 League City, TX 77573	SSH Medical Center, Ltd. d/b/a First Choice Emergency Room (now SSH Medical Center LLC)	Leased
2158 Northpark Dr. Houston, TX 77339	Kingwood Medical Center, Ltd. d/b/a First Choice Emergency Room (now Kingwood Medical Center LLC)	Leased

9740 Barker Cypress, Ste 108 Houston, TX 77433	Copperwood Medical Center, Ltd. d/b/a First Choice Emergency Room (now Copperwood Medical Center LLC)	Leased
15100 FM Rd 1825 Pflugerville, TX 78660	Pflugerville Medical Center, Ltd. d/b/a First Choice Emergency Room (now Pflugerville Medical Center LLC)	Leased
10407 Jollyville Rd. Austin, TX 78759	AJNH Medical Center LLC	Leased
5401 Basswood Rd. Fort Worth, TX 76137	Basswood Medical Center LLC	Leased
2650 Flower Mound Rd. Flower Mound, TX 75028	FM Crossing Medical Center LLC	Leased
1510 S. Mason Rd. Katy, TX 77450	Katy ER Center LLC	Leased
2770 N. Powers Blvd. Colorado Springs, CO 80922	North Powers Medical Center LLC	Leased
9312 Brodie Ln. Austin, TX 78749	Austin Brodie Medical Center LLC	Leased
2800 Little Elm Pkwy. Little Elm, TX 75068	Little Elm FM 423 Medical Center LLC	Leased
13434 Nacogdoches Rd. San Antonio, TX 78217	San Antonio Nacogdoches Medical Center LLC	Leased

Schedule 6.20-2

Location of Chief Executive Office; Taxpayer Identification Number, Etc.

Chief Executive Office

2941 S. Lake Vista, Suite 200,

Lewisville, TX 75067

Taxpayer and Organizational Identification Numbers

NAME OF ENTITY	STATE FILE NO.	FEIN
First Choice ER, LLC	801388991	27-5348156
AJNH Medical Center LLC	801566924	36-4729524
Austin Brodie Medical Center LLC	801786539	61-1713294
Basswood Medical Center LLC	801564359	80-0800093
Copperwood Medical Center LLC	801633857	84-1697403
Eagles Nest Medical Center LLC	801633806	04-3847518
ECC Management, LLC	800424150	16-1711879
FM Crossing Medical Center LLC	801564334	80-0802669
Katy ER Center LLC	801564371	45-2583773
Kingwood Medical Center LLC	801633883	80-0684495
Kuykendahl Medical Center LLC	801633748	34-2028269
League City Medical Center LLC	801807235	36-4766358
Little Elm FM 423 Medical Center LLC	801759714	61-1709134
Louetta Medical Center LLC	801633861	74-3178584
Mid-Collin County Medical Center LLC	801633855	80-0523843
North Powers Medical Center LLC	801564357	35-2441856
OPFree Licensing LP	800462559	01-0831027
OpFree RE Investments, Ltd.	800446975	06-1740727
Pearland Parkway Medical Center LLC	801633753	51-0576704
Pflugerville Medical Center LLC	801633780	45-2552050
Plano ERCare Center LLC	801633882	90-0249092
San Antonio Nacogdoches Medical Center LLC	801807178	80-0937326
SSH Medical Center LLC	801633762	77-0666943
Sterling Ridge Medical Center LLC	801633831	16-1711883
WC Medical Center LLC	801633859	56-2673665

Schedule 6.20-3

Changes in Legal Name, State of Formation and Structure

Mergers, Consolidations and Changes in Structure:

Acquisition of First Choice ER, LLC and its subsidiaries by First Choice AIV Holding LLC pursuant to that certain Securities Purchase Agreement dated as of September 30, 2011 by and among First Choice AN Holding LLC, as the purchaser, First Choice ER, LLC and Dr. Jacob J. Novak and L. Richard Covert, as the sellers.

Changes of Legal Names:

NAME OF ENTITY	FORMER NAME	DATE OF CHANGE
Copperwood Medical Center LLC	Copperwood Medical Center, Ltd.	July 31, 2012
Eagles Nest Medical Center LLC	Eagles Nest Medical Center, Ltd.	July 31, 2012
Kingwood Medical Center LLC	Kingwood Medical Center, Ltd.	July 31, 2012
Kuykendahl Medical Center LLC	Kuykendahl Medical Center, Ltd.	July 31, 2012
Louetta Medical Center LLC	Louetta Medical Center, Ltd.	July 31, 2012
Mid-Collin County Medical Center LLC	Mid-Collin County Medical Center, Ltd.	July 31, 2012
OPFree Licensing LP	OpFree Licensing, Ltd.	June 6, 2012
Pearland Parkway Medical Center LLC	Pearland Parkway Medical Center, Ltd.	July 31, 2012
Pflugerville Medical Center LLC	Pflugerville Medical Center, Ltd.	July 31, 2012
Plano ERCare Center LLC	Plano ERCare Center, LP	July 31, 2012
SSH Medical Center LLC	SSH Medical Center, Ltd.	July 31, 2012
Sterling Ridge Medical Center LLC	Sterling Ridge Medical Center, Ltd.	July 31, 2012
WC Medical Center LLC	WC Medical Center, Ltd.	July 31, 2012

Schedule 8.01

Liens Existing on the Closing Date

2624 Long Prairie Road, Flower Mound, TX

1.                                      All leases, grants, exceptions or reservations of coal, lignite, oil, gas and other minerals, together with all rights, privileges, and immunities relating thereto, appearing in the Public Records whether listed herein or not. There may be leases, grants, exceptions or reservations of mineral interest that are not listed.

2.                                      Restrictive covenants recorded in Cabinet T, Page 187 Plat Records, Denton County, Texas, Volume 4144, Page 695 and Volume 4200, Page 164, Real Property Records of Denton County, Texas.

3.                                      Reservation of undivided interest in oil, gas and other minerals as set forth in Warranty Deed, dated February 2, 1951, recorded February 3, 1951, in Volume 367, Page 354 of the Official Records of Denton County, Texas.

4.                                      Reservation of undivided interest in oil, gas and other minerals as set forth in Warranty Deed, dated May 4, 1951, recorded May 8, 1951, in Volume 370, Page 196 of the Official Records of Denton County, Texas.

5.                                      Covenants, conditions, obligations, restrictions, easements, charges and liens as set forth in that certain Declaration of Protective Covenants for Chaparral Cove Office Park Flower Mound, Texas, dated July 6, 1998, recorded July 31, 1998, in Volume 4144, Page 695, as amended by that certain First Amendment to Declaration of Protective Covenants for Chaparral Cove Office Park Flower Mound, Texas, dated October 19, 1998, recorded October 28, 1998, in Volume 4200, Page 164, all in the Real Property Records of Denton County, Texas.

2710 Western Center Boulevard, Fort Worth, TX

1.                                      All leases, grants, exceptions or reservations of coal, lignite, oil, gas and other minerals, together with all rights, privileges, and immunities relating thereto, appearing in the Public Records whether listed herein or not. There may be leases, grants, exceptions or reservations of mineral interest that are not listed.

2.                                      Restrictive covenants recorded in Cabinet A, Slide 11504 and Cabinet A, Slide 12025 Plat Records, Tarrant County, Texas, and under Clerk’s File No. D207231979, Deed Records of Tarrant County, Texas.

3.                                      Memorandum of Oil, Gas and Lease, dated June 8, 2004, by and between Heatley Properties, Inc., as Lessor, and Antero Resources I, LP, as Lessee, recorded June 28, 2004, under Clerk’s File No. D204199888 of the Official Records of Tarrant County, Texas.

4.                                      Memorandum of Oil, Gas and Lease, dated July 2, 2004, by and between TRBP Limited, as Lessor, and Antero Resources I, LP, as Lessee, recorded July 16, 2004, under Clerk’s File No. D204223158 of the Official Records of Tarrant County, Texas.

5.                                      Reservation of all oil, gas, hydrocarbons and minerals as set forth in that Special Warranty Deed, dated March 10, 2006, recorded March 15, 2006, under Clerk’s File No. D206076410 of the Official Records of Tarrant County, Texas.

6.                                      Reservation of all oil, gas, and other minerals and mineral rights as set forth in that Special Warranty Deed with Vendor’s Lien, dated July 11, 2007, recorded July 17, 2007, under Clerk’s File No. D207249243 of the Official Records of Tarrant County, Texas.

Schedule 8.02

Investments Existing on the Closing Date

1.                      The Borrower advances funds to Thomas S. Hall, as Chief Executive Officer of the Borrower, to pay for a corporate apartment. The amount of this advance is to be deducted from any bonus payable by the Borrower to Thomas S. Hall. The balance owed by Thomas S. Hall to the Borrower as of September 30, 2013 is $21,033.

2.                      The Borrower advanced funds to Thomas S. Hall, as Chief Executive Officer of the Borrower, to purchase equity interests.  The balance owed by Thomas S. Hall to the Borrower as of September 30, 2013 is $150,000.

3.                      The Borrower and ECC Management, LLC own the Equity Interests that they are listed as owning in Schedule 6.13.

Schedule 8.03

Indebtedness Existing on the Closing Date

None.

Schedule 11.02

Certain Addresses for Notices

1.                                      LOAN PARTIES:

All Borrowers and Guarantors:

First Choice ER, LLC

2941 S. Lake Vista, Suite 200

Lewisville, TX 75067

Telephone: (972) 899-6158

Attn: Tim Fielding, Chief Financial Officer

AND

Sterling Partners

1033 Skokie Blvd., Suite 600

Northbrook, IL 60062

Attn: Office of General Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attn: Gregory Ruback, Esq.

Telephone: (212) 335-4752

Facsimile: (212) 884-8682

2.                                      ADMINISTRATIVE AGENT:

For payments and Requests for Credit Extensions:

Fifth Street Finance Corp., as Administrative Agent

10 Bank Street, 12th Floor

White Plains, NY 10606

Attention: General Counsel

Telephone: (914) 286-6800

Facsimile: (914) 328-4214

Wiring Instructions:

U.S. Bank, N.A.

60 Livingston Avenue

St. Paul, MN 55107-2292

ABA: 091000022

DDA: 1047-9061-7831

Ref: Fifth Street Finance Corp. #145762-703

For all other notices:

Fifth Street Finance Corp., as Administrative Agent

10 Bank Street, 12th Floor

White Plains, NY 10606

Attention: General Counsel

Telephone: (914) 286-6800

Facsimile: (914) 328-4214

with a copy to (which shall not constitute notice):

Proskauer Rose LLP

One International Place

Boston, MA 02110

Attention: Gary J. Creem, Esq.

Telephone: (617) 526-9637

Facsimile: (617) 526-9600

Electronic Mail: gcreem@proskauer.com